Exhibit 4.4

Execution Copy

DATED THE 5TH DAY OF NOVEMBER 2004

(1)	CATHAY ITFINANCIAL SERVICES LIMITED

and

(2)	LATEST NEW TECHNOLOGY LIMITED

and

(3)	BLOOMWELL INTERNATIONAL LIMITED

and

(4)	CONCENTRA HOLDINGS LIMITED

and

(5)	JIA XIAO GONG and LIAN WEI ZHOU

and

(6)	CATHAY CAPITAL HOLDINGS, L.P.

SUBSCRIPTION and SHAREHOLDERS AGREEMENT

relating to

LATEST NEW TECHNOLOGY LIMITED

STEVENSON, WONG & CO.

Solicitors & Notaries

Room 2002-9, 20th Floor

Edinburgh Tower, The Landmark

15 Queen’s Road Central

Hong Kong

SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

THIS AGREEMENT is made on the 5th day of November 2004

BETWEEN:

(1)	CATHAY ITFINANCIAL SERVICES LIMITED, a company incorporated under the laws of the British Virgin Island (IBC No. 617927) whose registered office is situate at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Subscriber”);

(2)	LATEST NEW TECHNOLOGY LIMITED. a company incorporated under the laws of the British Virgin Islands (IBC No. 412947) whose registered office is situate at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Company”);

(3)	BLOOMWELL INTERNATIONAL LIMITED, a company incorporated under the laws of the British Virgin Islands (IBC No. 573554) whose registered office is situate at OMC Chambers, P.O. Box 3152, Road Town, Tortola, British Virgin Islands (“Bloomwell”);

(4)	CONCENTRA HOLDINGS LIMITED, a company incorporated under the laws of the British Virgin Islands (IBC No. 590461) whose registered office is situate at OMC Chambers, P.O. Box 3152, Road Town, Tortola, British Virgin Islands (“Concentra”);

(5)	JIA XIAO GONG, holder of PRC identity card no.35010249096039, of 503 No. 514 Changqing Road, Xiamen, Fujian, PRC and LIAN WEI ZHOU, holder of PRC identity card no.350204196411225014, of 105 No. 524 Changqing Road, Xiamen, Fujian, PRC (the “Guarantors”, and each a “Guarantor”); and

(6)	CATHAY CAPITAL HOLDINGS, L.P., a Cayman Islands limited partnership whose registered office is care of Walkers SPV Limited, Walker House, P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands, British West Indies (“Cathay”).

WHEREAS:

(A)	The Company is a private limited company incorporated and subsisting under the laws of the British Virgin Islands and as at the date hereof has an authorized share capital of US$50,000 divided into 50,000 shares of US$1.00 each, of which 10 shares have been issued and fully paid. Corporate information of the Company is set out in Schedule 1 of this Agreement.

(B)	The Guarantors are the beneficial owners of the entire issued share capital of the Company and the following companies:

(a)	Longtop System International Limited, a company incorporated under the laws of Hong Kong on 8 June 2004 with an authorized share capital of HK$10,000 divided into 10,000 shares of HK$1.00, all of which were allotted and issued to the Company.

(b)	Xiamen Longtop System Co., Ltd. (“Longtop System”), a wholly foreign-owned enterprise established in the PRC on 15 July 1996 and wholly-owned by the Company with a registered capital of RMB15,000,000.

(c)	Xiamen Longtop Information Technology Co., Ltd. (“Longtop Information Technology”), a company established in the PRC on 14 October 2004 with a fully paid up registered capital of RMB5,000,000, 95% of which is owned by Longtop System and the remaining 5% is owned by Longtop Technology.

(d)	Xiamen Longtop Technology Co., Ltd. (“Longtop Technology”), a company established in the PRC on 28 November 1996 with a fully paid up registered capital of RMB2,500,000, 95% of which is owned Longtop System, 4% is owned by Yinhua Chen and the remaining 1% is owned by Haiping Jiang.

Corporate information of the above subsidiaries of the Company is set out in Schedule 2 of this Agreement. The corporate structure of the Group as at the date of this Agreement is depicted in Part A of Schedule 3 of this Agreement.

(C)	Subject to the conditions set out in this Agreement, the Subscriber has agreed to subscribe (and/or to procure its nominee(s) to subscribe) and the Company has agreed to issue and allot the New Shares (as defined below) at the Subscription Price (as defined below), in accordance with the terms of this Agreement.

(D)	Upon completion of the Subscription (as defined below), the Subscriber and/or its nominee(s) will hold an aggregate number of New Shares representing 25% of the issued share capital of the Company as enlarged by the Subscription. The corporate structure of the Group immediately after the completion of the Subscription is depicted in Part B of Schedule 3 of this Agreement.

(E)	The Guarantors have agreed to, jointly and severally, guarantee the performance by Bloomwell, Concentra and the Company of their respective obligations under this Agreement.

(F)	The Parties are desirous of entering into this Agreement to set out the terms and conditions of the Subscription and to establish certain matters pertaining to the operation and management of the Group and to regulate certain rights and obligations among themselves with respect thereto.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:-

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. (a) As used herein, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accounts Date” shall mean 30 September 2004.

“Accounts” shall mean the unaudited balance sheet and the unaudited profit and loss statement of the Group for the year ended on the Accounts Date, a copy of which is attached hereto as Exhibit 1.

“Affiliate” of any Person shall mean any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control, with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this subscription and shareholders agreement, together with the Exhibits and Schedules hereto, as modified, supplemented or amended from time to time.

“Articles of Association” shall mean the articles of association of the Company, as modified, supplemented or amended from time to time in accordance with the terms hereof and thereof.

“Audited Profit” shall mean the audited consolidated net profit of the Group as shown in the audited accounts of the Group for the year ending 31 December 2004, as determined by auditors acceptable to the Parties under HK GAAP.

“Board of Directors” shall mean the board of directors of the Company.

“Business” shall mean the conduct of providing such business by the Group as contemplated by the Business Plan including, without limitation, the distribution of hardware and software, system integration, software development and maintenance, the provision of consultancy services, ATM ownerships, sales, operation and maintenance and such other businesses and other activities as determined by the Board of Directors.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banking institutions in any one of Hong Kong, New York City or the PRC is authorized or required to close.

“Business Plan” means the formal business plan for the business of the Group as prepared and provided by the Group and agreed to by the Subscriber.

“Capital Event” shall mean listing of the Shares or other securities of the Company or any of its Subsidiaries on The Stock Exchange of Hong Kong Limited or such other international stock exchanges or securities exchanges as the Subscriber may approve through an initial public offering of the Shares or other securities of the Company or any of its subsidiaries (“Initial Public Offering”) or such other means of capital raising as approved by a Supermajority of the Board of Directors, or a sale of majority of assets or the business of the Company to an unconnected third party, or a merger of the Company with another operation or company, or allotment of new stocks in and of the Company thereby resulting in the change of controlling shareholder(s) of the Company and control of the Board of Directors.

“Closing” shall mean the performance by the Parties of their respective obligations in accordance with provisions of Article V.

“Closing Date” shall mean the 12th Business Day immediately following the date on which the conditions provided in Section 4.1 are fulfilled and/or waived by the Subscriber and on which completion of the Subscription shall take place in accordance with the terms of this Agreement.

“Company” shall mean Latest New Technology Limited, a company incorporated under the laws of the British Virgin Islands (IBC No. 412947) whose registered office is situate at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

“Company Shareholder(s)” shall mean Bloomwell, Concentra, the Subscriber and any shareholder(s) of the Company for so long as it/he/she is a shareholder registered in the register of members of the Company.

“control” shall have the meaning provided in the definition of “Affiliate” in this Section 1.1.

“Deed of Taxation Indemnity” shall mean the deed of taxation indemnity to be made by the Guarantors, Bloomwell and Concentra in favor of the Company and the Subscriber. A draft Deed of Taxation Indemnity is attached to this Agreement as Exhibit 2.

“Directors” shall mean members of the Board of Directors.

“Disclosed” shall mean the information disclosed in this Agreement and/or in the Accounts.

“Due Diligence Reports” shall mean collectively the Legal Due Diligence Report and the Financial Due Diligence Report.

“Encumbrances” shall mean any mortgage, charge, pledge, lien (otherwise than arising by statute or operation of law), equities, hypothecation or other encumbrance, priority or security interest, deferred purchase, title retention, leasing, sale-and-repurchase or sale-and-leaseback arrangement whatsoever over or in any property, assets or rights of whatsoever nature and includes any agreement for any of the same.

“Event” shall mean an event, act, transaction or omission and including, without limitation, a receipt or accrual of income or gains, distribution, failure to distribute, acquisition, disposal, transfer, payment, loan or advance, and “Events” shall be construed accordingly.

“Final Structure” shall mean the corporate structure of the Group upon completion of the Subscription and which is depicted in Part B of Schedule 3 of this Agreement.

“Financial Due Diligence Report” shall mean the report to be prepared by an accountants firm, Zhong Yi (Hong Kong) C.P.A. Company Ltd..

“Governmental Authority” shall mean the government of the PRC or any other country or any provincial, state or political subdivision thereof and any administration, agency, court, commission or other authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation to, any stock or commodities exchange or other quasi-governmental entity established to perform such functions.

“Group” shall mean the Company, Longtop System, Longtop Technology, Longtop Information Technology, Longtop System International Limited and Longtop System’s Subsidiaries/Affiliates; “Group Company” shall be construed as any member of the Group, and “Group Companies” shall be construed accordingly.

“Guarantors” shall mean JIA XIAO GONG, holder of PRC identity card no.35010249096039, of 503 No. 514 Changqing Road, Xiamen, Fujian, PRC, and LIAN WEI ZHOU, holder of PRC identity card no.350204196411225014, of 105 No. 524 Changqing Road, Xiamen, Fujian, PRC.

“HK$” shall mean the lawful currency of the Hong Kong.

“HK GAAP” shall mean, at any time, generally accepted accounting principles in effect in Hong Kong at such time.

“Hong Kong” shall mean the Hong Kong Special Administrative Region of the PRC.

“Initial Public Offering” shall have the meaning provided in the definition of “Capital Event” in this Section 1.1.

“Intellectual Property Rights” shall mean existing patents, trade marks, service marks, trade names, logo, internet domain names, rights in designs, copyright (including rights in computer software and databases) and rights in know- how and other intellectual property rights registered by any members of the Group, and including (those unregistered but have been in used) applications for the grant of any such rights and all rights or forms of protection having equivalent or similar effect anywhere in the world.

“Legal Due Diligence Report” shall mean the report to be prepared by a law firm in Hong Kong, Stevenson, Wong & Co..

“Longtop Information Technology” shall have the definition provided in Recital (B);

“Longtop System” shall have the definition provided in Recital (B);

“Longtop Technology” shall have the definition provided in Recital (B);

“New Shares” shall mean such number of new Shares to be allotted and issued by the Company to the Subscriber in accordance with the terms of this Agreement representing 25% of the issued share capital of the Company as enlarged by the Subscription.

“PRC” shall mean the People’s Republic of China.

“Parties” shall mean the Subscriber, Bloomwell, Concentra, the Company, the Guarantors and their respective successors and permitted transferees in accordance with the terms of this Agreement.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust, limited liability company or any other entity or organization, including a governmental or political subdivision or an agency, unit or instrumentality thereof.

“RMB” shall mean Renminbi, the lawful currency of the PRC.

“Regulatory Approvals” shall mean any license, approval, authorization or consent of, or filing, registration or qualification with, or notice to, any Governmental Authority which is required to be made or obtained by the Group in connection with the conduct of the Business as contemplated by this Agreement and the Articles of Association.

“Relief” shall mean any loss, relief, allowance, exemption, set-off, deduction, right to repayment or credit or other relief of a similar nature granted by or available in relation to Tax pursuant to any legislation or otherwise.

“Shares” shall mean the ordinary shares at a par value of US$1.00 each of the Company as provided in the Articles of Association.

“Subscription” shall mean the subscription of the New Shares by the Subscriber at the Subscription Price.

“Subscription Price” shall mean the investment amount not exceeding RMB75,000,000 in total payable by the Subscriber to the Company for the New Shares on the Closing Date and calculated according to the following formula: Audited Profit x 5 x 25%.

“Subsidiary” of any Person shall mean any other Person of which the first Person, directly or indirectly: (i) has the power to appoint or remove a majority of the board of directors or, if such other Person does not have a board of directors, other individuals performing similar functions; or (ii) controls 50% or more of the issued shares or securities of such other Person having power to vote; “Subsidiaries” shall be construed accordingly.

“Subscriber” shall mean Cathay ITFinancial Services Limited, a company incorporated under the laws of the British Virgin Islands whose registered address is situate at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

“Supermajority” shall mean the affirmative vote of at least three Directors, at least one of which is a Director nominated by the Subscriber.

“Tax” and “Taxation” shall include all forms of tax, levy, duty (including Hong Kong estate duty), charge, fee, contribution, impost or withholding of any nature now or hereafter imposed, levied, collected, withheld or assessed by a local, municipal, governmental, state, federal or other body or authority in Hong Kong, the PRC or elsewhere (including any fine, penalty, surcharge or interest in relation thereto).

“Warranties” shall mean the representations and warranties of the Company as provided in Article VI and Schedule 4 of this Agreement.

“US$” shall mean United States dollars, the lawful currency of the United States of America.

Section 1.2 Principles of Construction. All references to Articles, Sections, Schedules and Exhibits are to articles, sections, schedules and exhibits in or to this Agreement unless otherwise specified. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

ARTICLE II

THE COMPANY; COOPERATION

Section 2.1 Company and its Subsidiaries.

(a) The corporate particulars of the Group are set out in Schedule 1 and Schedule 2 of this Agreement.

(b) The corporate structures of the Group immediately prior to and immediately after the completion of the Subscription are set out in Part A and Part B of Schedule 3 of this Agreement respectively.

Section 2.2 Cooperation by the Parties.

(a) Each of the Parties shall use its best efforts to complete the Final Structure as set out in Part B of Schedule 3 of this Agreement, upon completion of which the Subscriber shall legally and beneficially own 25% of the entire issued share capital of the Company as enlarged by the Subscription.

(b) Each of the Parties shall cooperate and use its best efforts to make all required filings with the Governmental Authority and to obtain all Regulatory Approvals necessary for such Party to perform its obligations under this Agreement. Each of the Parties shall also use its best efforts to fulfill all the conditions required to be fulfilled by such Party or any of its Affiliates as provided under Article IV.

(c) Each of the Parties shall cooperate and use its best efforts to make all required filings with Governmental Authority and to obtain all Regulatory Approvals necessary for the Group Companies to conduct their respective businesses.

ARTICLE III

SUBSCRIPTION OF NEW SHARES

Section 3.1 Subscription. Subject to the satisfaction of the conditions set forth in Section 4.1, the Subscriber agrees to subscribe for (and/or to procure its nominee(s) to subscribe for) and the Company agrees to issue to the Subscriber and/or its nominee(s) the New Shares free from Encumbrances on the Closing Date or such later date by mutual agreement of the Parties.

Section 3.2 Consideration for the Subscription. In consideration of the Company’s allotment and issuance of the New Shares to the Subscriber and/or its nominee(s), the Subscriber shall pay the Subscription Price to the Company in the following manner:

(a) the Hong Kong dollar or US$ equivalent of RMB60,000,000 shall be paid to the Company in clear and available fund (or such means of payment as agreed between the Company and the Subscriber) on the Closing Date; and

(b) the Hong Kong dollar or US$ equivalent of the balance shall be paid to the Company in clear and available fund (or such means of payment as agreed between the Company and the Subscriber) within 15 days from the date on which the Audited Accounts are issued.

For the purpose of this Agreement, the exchange rate of US$1.00 to RMB8.27 shall be adopted.

ARTICLE IV

CONDITIONS TO CLOSING

Section 4.1 Conditions to Closing of the Subscription. The obligation of the Subscriber to effect the closing of the Subscription under this Agreement is subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions (any or all of which, to the extent permitted by law, may be waived by written agreement of the Subscriber):

(a) Representation and Warranties. The representations and warranties of the Company contained in Article VI and Schedule 4 of this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made again on and as of such date.

(b) Performance of Obligations. Each of the other Parties shall have performed and complied in all material respects with all obligations and covenants required to be performed or complied with by it on or prior to the Closing Date.

(c) No Government Injunction. There is not pending or threatened any action, proceeding or investigation that seeks any governmental injunction or restraining order issued by a court of competent jurisdiction against the Company or any members of the Group or the consummation of any of the transactions contemplated by this Agreement that can reasonably be expected to have a material adverse effect on any members of the Group or the Business.

(d) No Material Adverse Change. There shall not have occurred any material adverse changes in the financial markets, governmental regulations and business environment in the PRC and Hong Kong, and that the Group shall be able to conduct the Business in PRC and Hong Kong.

(e) Due Diligence Reports. The Subscriber being satisfied with the results of the Due Diligence Reports PROVIDED THAT the Subscriber shall complete the due diligence investigation within 15 Business Days from 18 October 2004 and during such period the Company shall offer such assistance and co-operate with the Subscriber as it may request for such purpose, including (without limitation) the provision of all information, explanations and all correspondence contracts and other documents or circumstances promptly upon request by the Subscriber. In particular, the Financial Due Diligence Report shall show that the consolidated net earnings of the Group for the nine months ended 30 September 2004 shall not be less than RMB35,000,000 and the consolidated net earnings of the Group for the calendar year 2003 shall not be less than RMB36,000,000.

(f) Formal Business Plan. The Subscriber having agreed and satisfied with the Business Plan.

Section 4.2 Long Stop Date. The Company shall use its best endeavors to procure satisfaction of the conditions provided in Section 4.1 by no later than 5:00 p.m. on 4 February 2005 (or such other date or time as the Subscriber may agree in writing).

Section 4.3 Confirmation. The Company shall confirm to the Subscriber in writing (such confirmation to be accompanied by copies of such documentation as shall be sufficient evidence that the relevant condition has been satisfied (if applicable)) as soon as possible following the fulfillment of each condition provided in Section 4.1.

Section 4.4 Waiver by the Subscriber. Any of the conditions provided in Section 4.1 which is not fulfilled to the satisfaction of the Subscriber, to the extent permitted by law, may be waived by written agreement of the Subscriber on or before the Closing Date.

Section 4.5 Conditions not Fulfilled and/or Waived. In the event that the conditions provided in Section 4.1 shall not have been fulfilled or waived by the Subscriber by 5:00 p.m. on 4 February 2005 (or such other date or time as the Subscriber may agree in writing), this Agreement shall lapse and be of no further effect and no party to this Agreement shall have any claim against or liability or obligation (save as set out in Section 10.2 and Articles XII and XIII and in respect of any antecedent breaches of this Agreement) to the other parties.

ARTICLE V

CLOSING

Section 5.1 Closing. Subject to the due satisfaction or waiver of the conditions provided in Section 4.1, and the provisions of this Article, Closing shall take place at the offices of Heller Ehrman White & McAuliffe in Hong Kong at 4:00 p.m. on the Closing Date or at such other place, time and/or date as may be agreed between the Parties.

Section 5.2 Performance by the Company. On Closing, the Company shall deliver to the Subscriber:

(a) duly executed sealed share certificates relating to the New Shares in favor of the Subscriber and/or its nominee(s);

(b) certified true copies of the board resolutions as referred to in Section 5.3;

(c) such other documents (including any power of attorney under which any document required to be delivered under this Section has been executed and any waivers or consents) as the Subscriber may require to enable the Subscriber and/or its nominee(s) to be registered as holders of the New Shares; and

(d) the Deed of Taxation Indemnity duly executed by the Guarantors, Bloomwell, Concentra and the Company.

Section 5.3 Board Resolutions of the Company. On Closing, the Company shall cause board resolutions of the Company to be passed to the effect that:

(a) the Subscriber and/or its nominee(s) be allotted and issued the New Shares to be subscribed by the Subscriber and/or its nominee(s) on the Closing Date, for cash at the Subscription Price;

(b) the Subscriber and/or its nominee(s) be entered into the register of members of the Company as holders of the New Shares;

(c) the appointment of LEUNG Ping Chung Hermann or such other person as nominated by the Subscriber as director of the Company with effect from the Closing Date be approved;

(d) all existing instructions to bankers are revoked and are replaced by alternative instructions in such form as the Subscriber may agree; and

(e) such other matters to be dealt with and resolved upon as the Subscriber shall agree for the purpose of giving effect to the provisions of this Agreement.

Section 5.4 Board Resolutions of Group Companies. As soon as practicable after Closing, the Company shall cause board resolutions of each of the Group Companies to be duly convened and held at which the appointment of LEUNG Ping Chung Hermann or such other person as nominated by the Subscriber as director of the Group Company with effect from such date as the Board of Directors shall have decided appropriate be approved.

Section 5.5 Performance by the Subscriber. On Closing, against compliance by the Company of its obligations under Sections 5.2 and 5.3, the Subscriber shall:

(a) subscribe for the New Shares by delivering to the Company a signed application for subscription of the New Shares;

(b) pay the Hong Kong dollar or the US$ equivalent of RMB60,000,000 being part of the Subscription Price into the account of the Company maintained with a licensed bank in Hong Kong with the Subscriber’s representative as one of the authorized signatories thereto in accordance with Section 7.2 (for the purpose of this Agreement, the exchange rate of US$1.00 to RMB8.27 shall be adopted); and

(c) execute the counterparts of the Deed of Taxation Indemnity and deliver a counterpart thereof to the Company.

Section 5.6 Remedies of the Subscriber.

(a) The Subscriber shall not be obliged to complete this Agreement or perform any obligations under this Agreement unless the Company, Bloomwell and Concentra comply fully with their respective requirements of Sections 5.2 and 5.3 on the

Closing Date. Without prejudice to any other remedies which may be available to the Subscriber on the Closing Date, the Subscriber may:

(i) defer Closing to a date falling not more than 28 days after the original Closing Date (so that the provisions of this Section shall apply to the deferred Closing) PROVIDED THAT, time shall be of the essence as regards the deferred Closing and if Closing is not effected on such deferred date, the Subscriber may rescind this Agreement and claim damages from the Company, Bloomwell and Concentra; or

(ii) proceed to Closing so far as practicable (but without prejudice to the Subscriber’s rights hereunder) insofar as the Company, Bloomwell and Concentra shall not have complied with their respective obligations hereunder; or

(iii) treat this Agreement as terminated for breach by the Company, Bloomwell and/or Concentra of a condition of this Agreement.

(b) Without prejudice to any other remedies available to the Subscriber, if, following satisfaction of the conditions provided in Section 4.1, the Company, Bloomwell and/or Concentra fails to complete this Agreement on the Closing Date, the Subscriber shall have the right to seek specific performance of this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.1 Each Party. Each Party hereby represents and warrants to the other Parties that on the date hereof and as of the Closing Date:

(a) Corporate Status, Power and Authority. Such Party has full power and authority (corporate or otherwise) to enter into and perform its obligations under this Agreement.

(b) Authorization and Enforceability. The execution and delivery of this Agreement and the performance of the obligations hereunder has been duly authorized (corporate or otherwise) by such Party and this Agreement constitutes valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

(c) Regulatory Approvals. No consent, waiver, approval or authorization of any Governmental Authority or any filing, registration or qualification with or notice to, any Governmental Authority is required on the part of such Party in connection with such Party’s execution or delivery of this Agreement or the performance of any of its obligations hereunder.

(d) Litigation. To the best knowledge of such Party after having made due inquiry, there are no judicial or administrative actions, proceedings or investigations pending or threatened against such Party that questions the validity, binding nature and enforceability of this Agreement or the ability of such Party to perform the obligations under this Agreement.

(e) No Brokers. Neither such Party nor any of its subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement; except that the Company has employed Baritas Securities Limited, who shall be entitled to receive a fee of not more than 4 percent of the Subscription Price from the Company.

Section 6.2 The Company’s, Bloomwell’s and Concentra’s General Warranties. In consideration of the Subscriber entering into this Agreement, each of the Company, Bloomwell and Concentra hereby represents and warrants to the Subscriber that on the date hereof and as of the Closing Date each of the statements set out in this Article, Article VII and Schedule 4 is true and accurate.

Section 6.3 The Company’s, Bloomwell’s and Concentra’s Specific Warranties. Each of the Guarantor, the Company, Bloomwell and Concentra hereby represents and warrants to the Subscriber that on the date hereof and as of the Closing Date:

(a) Corporate Restructuring.

(i) Longtop System is a wholly-foreign owned enterprise and is owned directly by the Company.

(ii) Longtop Technology shall be converted into an indirect wholly-owned Subsidiary of the Company on or before 31 December 2004. The corporate structure of the Group immediately after the completion of such conversion is depicted in Part C of Schedule 3 of this Agreement.

(iii) If required for the development of the Business, the Group shall transfer Longtop Technology to the Guarantors and the Guarantors shall transfer all employees and assets of Longtop Technology to the Group at no cost to the Group such that upon completion of such transfers, Longtop Technology shall not own any assets of any kind PROVIDED THAT such transfers shall first be approved by the Subscriber.

(b) Disposal of Internet Data Centre. The Group shall use its best efforts to dispose of the equipments of the Internet Data Centre which were purchased in 2004, the terms of such disposal to be agreed by the Subscriber.

(c) Short Term Borrowings. Mr. JIA Xiao Gong shall continue to provide security for the short term loan facilities provided by Citic Industrial Bank in the amount of RMB8,000,000.

(d) Long Term Borrowings. The long term borrowings as set out in Schedule 5 shall not be repayable within two (2) years from the Closing Date.

Section 6.4 Verification of Warranties. The Parties agree that the Subscriber shall be entitled to conduct investigation, examination or inspection to verify correctness of any of the Warranties. For this purpose, the Subscriber shall be allowed to have free access to any documents, information of the Group and that the Company, Bloomwell and Concentra undertake that the Subscriber’s exercise of its right hereunder shall not, in any circumstances, be fettered.

Section 6.5 Indemnity.

(a) Each of the Company, the Guarantors, Bloomwell and Concentra hereby unconditionally and irrevocably represents to and warrants with the Subscriber that the Company’s entry into and performance of this Agreement will not be contrary to any applicable law.

(b) Prior to the Closing Date, if any of the Warranties is discovered by any of the Company, the Guarantors, Bloomwell and/or Concentra to be untrue, inaccurate or misleading or any of the Warranties has not been fully and/or punctually carried out in any respect, or in the event of the Company, Bloomwell and/or Concentra becoming unable or failing to do anything required under this Agreement to be done by any one of them on or before the Closing Date and if any of the aforesaid comes to the knowledge of the Company, Bloomwell and/or Concentra, the Company, Bloomwell and/or Concentra shall forthwith notify the Subscriber, and in all these events, the Subscriber shall have the absolute discretion to postpone completion of the Subscription for three (3) months and require the Company, Bloomwell and/or Concentra to rectify the aforesaid events. In the event that such event(s) shall not have been rectified to the satisfaction of the Subscriber within three (3) months from the Closing Date, the Subscriber shall have the right not to complete the Subscription and may by notice in writing rescind this Agreement, in which event the Parties shall be discharged from their respective further obligations hereunder except for their obligations under Section 10.2 and Articles XII and XIII.

(c) The Warranties shall be separate and independent and save as expressly provided shall not be limited by any other section or anything in this Agreement or the Schedules of this Agreement.

(d) The Warranties shall be deemed to be repeated as at the Closing Date as if all references therein to the date of this Agreement were references to the Closing Date.

(e) Each of the Company, Bloomwell and Concentra hereby agrees and undertakes to indemnify the Subscriber to keep the same indemnified in respect of its costs (including their legal costs) and expenses which the Subscriber may reasonably incur either before or after the commencement of any arbitration in connection with:

(i) the settlement of any claim that any of the Warranties are untrue or misleading or have been breached;

(ii) any arbitration proceedings in which the Subscriber claims that any of the Warranties are untrue or misleading or have been breached and in which the arbitral order is given for the Subscriber; or

(iii) the enforcement proceedings of any such arbitral order;

PROVIDED THAT the Subscriber shall take all reasonable steps to mitigate its costs and expenses as aforementioned.

Section 6.6 The Guarantors’ Guarantee and Indemnity.

(a) In consideration of the Subscriber’s entering into this Agreement, each of the Guarantors as primary obligor hereby, jointly and severally, unconditionally and irrevocably guarantees by way of continuing guarantee to the Subscriber the due and punctual performance and observance by the Company, Bloomwell and Concentra of their respective obligations, commitments, undertakings, agreements, Warranties, indemnities and covenants under or pursuant to this Agreement and, agrees to indemnify and keep indemnified the Subscriber in full from and against all liabilities, losses, damages, claims, costs and expenses (including properly incurred reasonable legal costs and expenses on a full indemnity basis) which the Subscriber may suffer through or arising from any breach by the Company, Bloomwell and/or Concentra of such obligations, commitments, undertakings, agreements, warranties, indemnities or covenants. The Guarantors as primary obligor, jointly and severally, unconditionally and irrevocably agree that if the Company, Bloomwell and/or Concentra fails to discharge of the liability undertaken or expressed to be undertaken by it/them under or pursuant to this Agreement, the Guarantors shall forthwith upon demand unconditionally perform (or procure performance of) and shall satisfy (or procure the satisfaction of) the obligation or liability in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits shall be conferred on the Subscriber as it would have received if such obligation or liability had been duly performed and satisfied by the Company, Bloomwell and/or Concentra. Each of the Guarantors hereby waives all rights which he may have to require the Subscriber to proceed first against or claim payment from the Company, Bloomwell and/or Concentra.

(b) The guarantee and indemnity set out in this Section shall be a continuing security to the Subscriber for all obligations, commitments, undertaking, warranties, indemnities and covenants on the part of the Company, Bloomwell and/or Concentra under or pursuant to this Agreement notwithstanding any settlement of account or other matter or thing whatsoever and is in addition and without prejudice to and not in substitution for any rights or security which the Subscriber may now or hereafter have or hold for the performance and observance of the obligations, commitments, undertakings, agreements, warranties, indemnities and covenants of the Company, Bloomwell and/or Concentra under or in connection with this Agreement.

(c) The obligations of the Guarantors under this Section shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including without limitation:

(i) any time or indulgence granted to, or composition with, the Company or any other person;

(ii) the taking, variation, renewal or release of, or neglect to perfect or enforce this Agreement or any right, guarantee, remedy or security from or against the Company, Bloomwell and/or Concentra or any other person;

(iii) any unenforceability or invalidity of any obligation of the Company, Bloomwell and/or Concentra, so that this Section shall be construed as if there were no such unenforceability or invalidity;

(iv) the liquidation, winding-up, receivership or bankruptcy of the Company, Bloomwell, Concentra or other member of the Group; and

(v) any other act, matter, event or omission which but for this provision would or might operate to discharge, impair or otherwise affect the liabilities of the Guarantor, the Company, Bloomwell and/or Concentra hereunder.

Section 6.7 Cathay’s Guarantee and Indemnity.

(a) In consideration of the Company’s, Bloomwell’s and Concentra’s entering into this Agreement, Cathay as primary obligor hereby unconditionally and irrevocably guarantees by way of continuing guarantee to the Company, Bloomwell and Concentra the due and punctual performance by the Subscriber of its payment obligations pursuant to this Agreement and, agrees to indemnify and keep indemnified the Company, Bloomwell and Concentra in full from and against all liabilities, losses, damages, claims, costs and expenses (including properly incurred reasonable legal costs and expenses on a full indemnity basis) which the Company, Bloomwell and/or Concentra may suffer through or arising from any breach by the Subscriber of such payment obligations. Cathay as primary obligor unconditionally and irrevocably agrees that if the Subscriber fails to perform the payment obligations pursuant to this Agreement, Cathay shall forthwith upon demand unconditionally perform (or procure performance of) and shall satisfy (or procure the satisfaction of) the obligation in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits shall be conferred on the Company, Bloomwell and/or Concentra as it/they would have received if such obligation had been duly performed and satisfied by the Subscriber. Cathay hereby waives all rights which it may have to require the Company, Bloomwell and/or Concentra to proceed first against or claim payment from the Subscriber.

(b) The guarantee and indemnity set out in this Section shall be a continuing security to the Company, Bloomwell and Concentra for all payment obligations on the part of the Subscriber pursuant to this Agreement notwithstanding any settlement of account or other matter or thing whatsoever and is in addition and without prejudice to and not in substitution for any rights or security which the Company, Bloomwell and Concentra may now or hereafter have or hold for the performance of the payment obligations of the Subscriber under this Agreement.

(c) The obligations of Cathay under this Section shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including without limitation:

(i) any time or indulgence granted to, or composition with, the Subscriber or any other person;

(ii) the taking, variation, renewal or release of, or neglect to perfect or enforce this Agreement or any right, guarantee, remedy or security from or against the Subscriber or any other person;

(iii) any unenforceability or invalidity of any obligation of the Subscriber, so that this Section shall be construed as if there were no such unenforceability or invalidity;

(iv) the liquidation, winding-up, receivership or bankruptcy of the Subscriber or other member of the Group; and

(v) any other act, matter, event or omission which but for this provision would or might operate to discharge, impair or otherwise affect the liabilities of Cathay and/or the Subscriber hereunder.

ARTICLE VII

UNDERTAKINGS IN RELATION TO THE PROFIT AND

FINANCIAL POSITION OF THE GROUP

Section 7.1 Use of Subscription Price. The Parties acknowledge and confirm that the Subscription Price payable by the Subscriber to the Company for the subscription of the New Shares shall be used for the corporate restructuring of the Group and as working capital and expansion of the existing business of the Group.

Section 7.2 Bank Accounts Signatories. Each of the Subscriber and the Guarantors shall have the right to appoint the same number of persons acting as joint authorized signatories of all bank accounts of every member of the Group. Any cheques drawn by any Group Company and/or any withdrawal from such bank accounts for a sum in any applicable currency of more than HK$2,000,000 shall be counter-signed by any two (2) of the said joint authorized signatories of whom one shall be a nominee appointed by the Subscriber and the other by the Guarantors. Any cheques drawn by any Group Company and/or any withdrawal from such bank accounts for a sum in any applicable currency of HK$2,000,000 or less shall be signed by any one of the authorized signatories nominated by the Guarantors. The Company may, from time to time, send a written notice to the Subscriber and its nominee(s) setting out a time schedule as to when the Subscriber’s nominee(s) shall be required to sign the cheques and that the Subscriber shall give a reply to the Company within three (3) Business Days after receipt of such written notice indicating the availability of the Subscriber’s nominee(s) for the purpose of signing cheques.

Section 7.3 Undertakings by the Guarantors, Bloomwell, Concentra and the Company. Each of the Guarantors, Bloomwell, Concentra and the Company hereby covenants and undertakes as follows:

(a) the consolidated profit of the Group, as determined under HK GAAP, for the nine months ended 30 September 2004 shall not be less than RMB35,000,000;

(b) the audited consolidated profit of the Group, as determined under HK GAAP, for the year ended 31 December 2003 shall not be less than RMB36,000,000;

(c) the audited consolidated profit of the Group, as determined under HK GAAP, for the year ending 31 December 2004 shall not be less than RMB60,000,000;

(d) the net asset value determined under Hong Kong GAAP (for the purpose of this Section 7.3(d), the Subscription Price shall be excluded in calculating this net asset value) at 31 December 2004 shall not be less than RMB102,500,000 before taking into account the 2004 dividends referred to in Section 7.5; and the net asset value as determined under Hong Kong GAAP of the Group as of 31 December 2003 was not less than RMB42,500,000 (after giving effect to the dividends declared and paid with respect to the year 2003);

(e) all amounts due from the Guarantors to the Group shall be fully settled on or before 31 December 2004 such that the audited accounts of the Group for the year ending 31 December 2004, as determined by auditors acceptable to the Parties under HK GAAP shall show no amount due to the Guarantors; and

(f) from the date of the Agreement, the Group shall not lend any money or grant any credit to the Guarantors, Bloomwell, Concentra and/or any management of the Group, other than travel and other business related expenses advanced in the ordinary course of business.

Section 7.4 Loan Financing. The Company, Bloomwell, Concentra and the Guarantors shall agree that the Subscriber shall not be required to provide any guarantee for equipment financing necessary for the business operations of the Group.

Section 7.5 Dividend Payment. As soon as practicable upon completion of the Subscription, the Board of Directors will adopt a dividend policy under which the Company shall pay cash dividends to the Company Shareholders from time to time, in an amount equal to 30 to 50% of distributable profit for each year; PROVIDED THAT if the Board of Directors is unable to agree on an exact percentage, the cash dividends shall be in the amount of 40% of distributable profit for each year except as may otherwise be determined by a Supermajority of the Board of Directors. For the year 2004, the Company may declare dividends of not more than one-sixth or RMB10,000,000 (whichever is smaller) of the Audited Profit to the Company Shareholders (of which the Subscriber shall be allocated its pro-rata share of the year’s divided, calculated based on the actual number of days of the year of shareholdings held by the Subscriber, that is, calculated from and including the Closing Date until and including 31 December 2004 (the

“Subscriber’s Share”)). In addition, Bloomwell and Concentra shall, within two (2) Business Days from the date of receipt of such dividends, transfer to the Subscriber a portion of their dividends in RMB as calculated according to the following formula: RMB15,000,000 x 25% x Subscriber’s Share .

ARTICLE VIII

TRANSFER OF SHARES OR OTHER EQUITY INTERESTS

Section 8.1 Transfer by Bloomwell and Concentra. Neither Bloomwell nor Concentra shall transfer or agree to transfer any Shares or other equity interest in the Company or create or agree to create any encumbrances thereon without the prior written approval of the Subscriber. The Subscriber shall have the right to participate in any proposed transfer of Shares by Bloomwell and/or Concentra or any future Capital Event of the Company or its subsidiaries on the same terms as Bloomwell and Concentra.

Section 8.2 Deed of Adherence. No transfer of Shares by any selling Party to any third party shall be entered into the Company’s share register and all Parties shall procure that unless such third party has first entered into a deed of adherence with all parties hereto other than the selling Party pursuant to which such third party shall agree, inter alia, to be bounded by all the restrictions of, and discharge all duties and obligations as set out in this Agreement as if it were an original party hereto. Such deed of adherence shall be in such form at such other parties shall reasonably require.

ARTICLE IX

DIRECTORS, OFFICERS; SHAREHOLDER VOTING

Section 9.1 Number and Appointment of Directors. (a) The business and affairs of the Company shall be managed and controlled by the Board of Directors. The board of directors of each of the Company and Longtop System . shall consist of four (4) members of whom three (3) shall be nominated by the Guarantors and one by the Subscriber to act as non-executive director. (b) The board of directors of each member of the Group shall (except the Company and Longtop System) consist of three (3) members of whom two (2) shall be nominated by the Guarantors and one (1) by the Subscriber, unless otherwise agreed between the Parties.

Section 9.2 Vacancy; Removal. In the event that the position of a Director becomes vacant for any reason (including the death, disability or resignation of any such Director), the Company shall appoint as replacement Director the person nominated by the Company Shareholder(s) that originally nominated the Director whose office became vacant. Each Company Shareholder shall vote its shares for the removal of a Director only upon the request of the Company Shareholder(s) that nominated or is entitled to nominate such Director; otherwise, no Company Shareholder shall vote for the removal of a Director. A Director shall be removed with or without cause upon and only upon the affirmative vote of the Company Shareholders in accordance with this Section 9.2 and the provisions of applicable law.

Section 9.3 Quorum. The quorum for a Directors’ meeting shall be at least two Directors of whom one shall be the Director nominated by the Subscriber.

Section 9.4 Right to Convene Meeting. The Parties agree that the Subscriber shall have the right to convene any Directors’ meeting by giving no less than seven (7) days notice in writing to the other Directors.

ARTICLE X

MANAGEMENT, CONFIDENTIALITY

AND CAPITAL EVENT

Section 10.1 Management. Any member of the Group shall not carry out, and that Bloomwell, Concentra, the Subscriber and any future shareholders of the Company shall procure members of the Group shall not carry out, any of the following actions (the result of or the relevant amount arising from what has already been done or carried out prior to the date of this Agreement shall be disregarded) except as expressly required or permitted by this Agreement or with the unanimous consent of all the Directors:

(a) issue new equity capital or securities convertible into new equity capital;

(b) merge or consolidate with another company;

(c) acquire another business entity, joint venture, partnership or investment in other companies;

(d) expand into new businesses (other than as provided in the Business Plan);

(e) dispose of any asset for a value of not less than HK$2,000,000 or an equivalent amount in another currency (other than in the ordinary course of trading) in any one transaction;

(f) incur new indebtedness for an amount of not less than HK$2,000,000 or an equivalent amount in another currency in total in any one transaction; create any new liens or encumbrances for an amount of not less than HK$1,000,000 or an equivalent amount in another currency in any one transaction on any assets;

(g) enter into or amend any contracts significant to the operation of the Company, including the terms and allocation of stock of the Company and/or its Subsidiaries to any other potential buyer(s), other than in the ordinary course of business;

(h) repurchase or redeem any securities or debt;

(i) incur any capital expenditures for a value of not less than HK$2,000,000 in any one transaction;

(j) declare and/or pay dividends;

(k) enter into connected transactions (as defined in the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited);

(l) amend its memorandum and articles of association;

(m) change the size of the Board of Directors; change the independent public accountants;

(n) approve the annual budget;

(o) enter into or amend any employment contract or benefit plan for an employee whose annual remuneration rate is more than HK$500,000 or the equivalent amount in another currency; and

(p) change the authorized signatories of the bank accounts of any company within the Group otherwise than in accordance with the terms of this Agreement.

(q) create, allot or issue or agree to create, allot or issue any stocks/shares in the capital of any member of the Group or grant or agree to grant any option over or right to acquire any addition stocks/shares or purchase or redeem any stocks/shares;

(r) consolidate, subdivide or convert any of its share capital of any member in the Group;

(s) pass any resolution the result of which would be the winding up of the Company, or the Company going into liquidation or receivership save as otherwise expressly provided in this Agreement; make any composition or arrangement with its creditors;

(t) incorporate any subsidiary or permit the disposal or dilution of its interest, directly or indirectly, in any subsidiary or acquire shares or interests in any company or dispose of any shares or interests in any company or acquire or dispose of any loans or loan capital;

(u) enter into any partnership as defined in the Partnership Ordinance (Cap. 38 of the Laws of Hong Kong) or joint venture arrangement with a view to establishing a new company or entity or to develop a new line of business;

(v) issue any debentures or other securities convertible into stocks and shares or debentures or interests;

(w) offer the stocks/shares/securities of the Company or any member of the Group or their respective holding company for subscription by the general public by initial public offering either on The Stock Exchange of Hong Kong Limited or of other parts of the world;

(x) repurchase or redeem of stocks/shares/securities or debt instruments (except to the extent such debt is due in accordance with its terms and conditions);

(y) make any payment (whether in the form of salaries, compensation, remuneration or otherwise) to the Guarantors or any of their connected persons as defined in the Rules Governing the Listing of Securities of The Stock Exchange of Hong Kong Limited.

For the purpose of this Section 10.1, any reference to a sum of monies shall include monies incurred/involved in a single transaction as well as the aggregate of all sums of monies incurred/involved in a series of transactions of the same nature within a period of 12 months.

Section 10.2 Confidentiality. Subject to as hereinafter expressly appears and save and except expressly approved by all the Parties in writing, each of the parties to this Agreement shall maintain and shall procure that their respective appointees as directors of the Company shall maintain strict confidence and secrecy in respect of all information of a proprietary commercial and trading nature received by them or it directly or indirectly pursuant to this Agreement, and each of the parties to this Agreement shall use its best endeavors to procure that its respective officers, directors and associates (if any) shall likewise maintain strict confidence and secrecy in respect of such information.

(a) For the purposes of this Section, “Confidential Information” means all information of a confidential nature disclosed (whether in writing, verbally or by any other means and whether directly or indirectly) by one party (the “Disclosing Party”) to any other party (the “Receiving Party”) whether before or after the date of this Agreement.

(b) During the term of this Agreement and within one year after the termination or expiration of this Agreement for any reason whatsoever the Receiving Party shall:

(i) keep the Confidential Information confidential;

(ii) not disclose the Confidential Information to any other person other than with the prior written consent of the Disclosing Party or being compelled by law or in accordance with Section 10.1; and

(iii) not use the Confidential Information for any purpose other than the performance of its obligations under this Agreement.

(c) During the term of this Agreement the Receiving Party may disclose the Confidential Information to its employees (the “Recipient”) to the extent that it is necessary for the purposes of this Agreement.

(d) The Receiving Party shall procure that each Recipient is made aware of and complies with all the Receiving Party’s obligations of confidentiality under this Agreement as if the Recipient was a party to this Agreement.

(e) The obligations contained in Section 10.1 shall not apply to any Confidential Information which:

(i) is at the date of this Agreement or at any time after the date of this Agreement comes into the public domain other than through breach of this Agreement by the Receiving Party or any Recipient; or

(ii) can be shown by the Receiving Party to the reasonable satisfaction of the Disclosing Party to have been known to the Receiving Party prior to it being disclosed by the Disclosing Party to the Receiving Party; or

(iii) subsequently comes lawfully into the possession of the Receiving Party from a third party.

Section 10.3 Financial and Management Information. The Subscriber shall have the right to obtain such information of the Group as the Subscriber may deem necessary to participate in the management of the affairs of the Group and shall have full access to significant management information relating to the business activities, operations and financial conditions of the Group. The Company shall deliver to all members of the Board of Directors and each Company Shareholder the following financial information at the following times:

(a) Quarterly Management Reports. Quarterly management reports containing discussions relating to the revenue and operations of the Group and its summary financial information shall be provided to all Directors as soon as practicable following the end of each quarter of the year.

(b) Annual Financial Statements. Within 90 days after the close of each fiscal year of the Company, the consolidated balance sheet of the Group as at the end of such fiscal year and the related statements of income, shareholders’ equity and cash flow for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, all of which shall be prepared in accordance with HK GAAP applied on a consistent basis and audited by a firm of Certified Public Accountants as approved by Supermajority of the Board of Directors.

(c) Other Information. Any other information relating to or in connection with the Group that any Director may reasonably request from time to time

Section 10.4 Capital Event. As soon as practicable upon completion of the Subscription, the Company shall seek to procure an Initial Public Offering and the Subscriber shall assist the Company in preparing for the Initial Public Offering by introducing the Group to overseas capital markets and investors and in consummating such Capital Event and/or do such other things as the Subscriber deems appropriate. The Company and the Subscriber shall agree to take any and all reasonable actions to maximize the capital market value of the Group. For the purpose of this Section, if any conduct or action contemplated by this Agreement would affect the preparation of the Initial Public Offering or any other Capital Event agreed to be carried between the Parties, the Parties shall use their best effort to discuss and agree to the further actions to be taken by the Group.

Section 10.5 Employee Stock Ownership Program. As soon as practicable upon completion of the Subscription, the Subscriber shall assist the Company to develop and implement an employee stock ownership program whereby key employees of the Group shall own a direct equity interest in the Group and whereby employees of the Group shall have a clear interest in the financial and operational success of the Group PROVIDED THAT any Shares to be distributed or transferred to the employees of the Group before the Initial Public Offering shall be Shares held by the Guarantors. It is agreed that the total amount of Shares allocated to the employee stock ownership program (in addition to the Shares allocated to the Guarantors) shall not be less than 20 percent of the total Shares in issue as at the date of approval of the employee stock ownership program by the Board of Directors. For the avoidance of doubt, the written consent of the Subscriber must be obtained before any stock ownership program is developed and implemented by the Company and any Shares to be distributed or transferred under such program must be Shares held by the Guarantors.

ARTICLE XI

COVENANT TO DEVOTE AND COVENANT NOT TO COMPETE

Section 11.1 Subject to Section 11.4, each of the Guarantors hereby undertakes and warrants to the Subscriber that during the period in which any of the Guarantors, Bloomwell or Concentra owns any interest in the Group, he shall devote his full time, technical and professional skill and abilities to exclusively render attention to the Group his advices, opinions, consultancy, business procurement and assistance in the furtherance of the Business and that he shall not carry on or be concerned or interested and whether as principal, shareholder, director, partner, employee, agent or otherwise (except as a shareholder in a public listed company holding not more than one percent (1%) of the issued share capital in such public company) or engage directly or indirectly in any other business whether or not such business may compete with the Business (other than as may be approved by the Subscriber).

Section 11.2 Subject to Section 11.4, neither of the Guarantors shall, directly or indirectly for the duration of the period in which any of the Guarantors, Bloomwell or Concentra owns any interest in the Group or during any of the Guarantors’ employment with or provision of services to the Company and/or any members of the Group, accept any employment with or enter into any contract for services with any person, firm or company whether or not such person, firm or company is in competition with any member of the Group. Subject to due compliance of Section 8.1, in the event that none of the Guarantors, Bloomwell and Concentra shall hold any interest in the Group and for a period of two (2) years thereafter, neither of the Guarantors shall accept employment with or enter into any contract for services with any person, firm or company within PRC and Hong Kong (“Territory”) which is in competition with any member of the Group, or otherwise carry on or be concerned or interested and whether as principal, shareholder, director, partner, employee, agent or otherwise (except as a shareholder in a public listed company holding not more than one percent (1%) of the issued share capital in such public company) or engage directly or indirectly in any business which may compete with the Business carried on by the Group or such business areas as contemplated by the Business Plan.

Section 11.3 Each of the Guarantors also covenants that he shall not during the period in which any of the Guarantors, Bloomwell and Concentra owns any interest in the Group or during his employment with or provision of services to the Company and/or any members of the Group and for a period of two (2) years thereafter, solicit or interfere with or endeavor to entice away from the Group any person, firm or company who at any time during the periods of his term of employment, service pursuant to this Agreement has been or shall be in the habit of dealing with any members of the Group and with whom any of the Guarantors had or shall have personal contact (including but not limited to actual and potential customers, financiers), or induce or seek to induce any employee of any member of the Group to leave its service.

Section 11.4 (i) The restrictions contained in Sections 11.1 and 11.2 shall not apply to any of the Guarantors’ provision of voluntary services pursuant to his/her appointment by governmental or quasi-governmental entities.

(ii) The restrictions contained in Sections 11.1 and 11.2 could be waived by the Subscriber at the Subscriber’s own discretion PROVIDED THAT the Guarantor shall have made full disclosure regarding his intended services, employment, investment or involvement (the “Proposed Engagement”) with such other person, firm or company as referred to in Sections 11.1 and 11.2 and that the Company shall be given the first right of refusal in participating in the Proposed Engagement.

Section 11.5 While the restrictions contained in this Article XI are considered by the parties hereto to be reasonable in all the circumstances, it is recognized that restriction of the nature in question may fail for unforeseen technical reasons and accordingly, it is agreed and declared that, if the restrictions contained in this Article XI will, when taken together, be adjudged by any court of competent jurisdiction to go beyond what is reasonable in all the circumstances for the protection of the Business, the goodwill of the Company and the legitimate interests of the Group, but would be adjudged reasonable if part or parts of the wording thereof were deleted or modified, or if the definition of the “Business” or the “Territory” were restricted or otherwise modified, the said restrictions shall apply with such deletions or modifications, as the case may require, and the provisions of this Article XI will take effect accordingly.

ARTICLE XII

DISPUTE RESOLUTION

Section 12.1 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by arbitration administered by the International Chamber of Commerce (“ICC”) in accordance with its International Arbitration

Rules. The arbitration shall be the sole and exclusive forum for resolution of such dispute, controversy or claim, and the award rendered shall be final and binding. Judgment on the award rendered may be entered in any court having jurisdiction thereof.

Section 12.2 Procedures.

(a) The number of arbitrators shall be 3, one of whom shall be appointed by the Party asserting a claim against the other Party or Parties, one of whom shall be appointed by the Party or Parties (acting together), as the case may be, against whom a claim has been asserted, and the third of whom shall be selected by mutual agreement, if possible, within thirty days of the selection of the second arbitrator and thereafter by the administering authority. In the event the Party against whom a claim has been asserted fails to appoint the second arbitrator within 20 days after the first arbitrator is appointed by the Party asserting a claim, then the administering authority shall select the second and third arbitrators.

(b) The language of arbitration shall be the English language and any foreign language documents presented at such arbitration shall be accompanied by an English translation thereof. The arbitration shall be held in Hong Kong.

(c) Any award of the arbitrators (i) shall be in writing, (ii) shall state the reasons upon which such award is based and (iii) may include an award of costs, including reasonable attorney’s fees and disbursements.

(d) The arbitrators shall have no authority to award punitive damages or any other damages not measured by the prevailing party’s actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

(e) Any Party may make an application to the arbitrators seeking injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the dispute, controversy or claim is otherwise resolved. Any Party may apply to any court having jurisdiction hereof and seek injunctive relief in order to maintain the status quo until such time as the arbitration award is rendered or the dispute, controversy or claim is otherwise resolved.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile or similar writing and overnight express mail or courier delivery, but excluding ordinary mail delivery) and shall be given to the address or facsimile number set forth in this Agreement hereto or to such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties in the manner provided in this Section.

If to the Subscriber,

Address	:	Suite 3101, Bank of America Tower, 12 Harcourt Road, Hong Kong
Fax no.	:	(852) 2147 5050
Attn.	:	Mr. Paul Wolansky / Mr. Hermann Leung / Ms. Ellen Hui

If to the Company,

Address	:	Flat C, 6th Floor, Block 8, City Garden, 233 Electric Road, North Point, Hong Kong
Fax no.	:	(852) 2856 2193
Attn.	:	Mr. LIN Ben Gu

If to Bloomwell,

Address	:	Flat C, 6th Floor, Block 8, City Garden, 233 Electric Road, North Point, Hong Kong
Fax no.	:	(852) 2856 2193
Attn.	:	Mr. LIN Ben Gu

If to Concentra,

Address	:	Flat C, 6th Floor, Block 8, City Garden, 233 Electric Road, North Point, Hong Kong
Fax no.	:	(852) 2856 2193
Attn.	:	Mr. LIN Ben Gu

If to Guarantors,

Address	:	26th Floor, Bank Center, No. 189 Xiahe Road, Xiamen, Fujian, PRC
Fax no.	:	(86) 592 2398222
Attn.	:	Mr. JIA Xiao Gong / Mr. LIAN Wei Zhou

If to Cathay,

Address	:	Suite 3101, Bank of America Tower, 12 Harcourt Road, Hong Kong
Fax no.	:	(852) 2147 5050
Attn.	:	Mr. Paul Wolansky / Mr. Hermann Leung / Ms. Ellen Hui

All such notices, requests and other communications shall be deemed received (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, and (ii) if given by overnight express mail or courier delivery or any other means permitted by this Section, when received; PROVIDED THAT if the date of receipt hereunder is not a Business Day, the notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 13.2 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is executed by each of the Company Shareholders. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Parties; PROVIDED, however, THAT none of the parties may assign or transfer any of its rights or obligations hereunder except in accordance with the provisions of Article VIII.

Section 13.4 Conflict with Articles of Association. In the event of any conflict between the Articles of Association and this Agreement, the provisions of this Agreement shall prevail.

Section 13.5 Expenses. Pursuant to the written agreement(s) which may be or may have been entered into by the Company, the Company will bear all the cost of the transactions in relation thereto, including the preparation, negotiation, execution, delivery and performance of this Agreement, stamp duty to be payable, if any, and the expenses of effecting and implementing the Final Structure including the costs of incorporation of all companies of the Group and corporate restructuring expenses PROVIDED THAT the Subscriber shall bear the professional costs it incurred for the Subscription, including costs on conducting due diligence and the Guarantors shall bear the cost of attorneys for the Guarantors, Bloomwell, Concentra and the Company.

Section 13.6 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and any such term or provision to the extent determined to be invalid, illegal or unenforceable shall be replaced by a valid, legal and enforceable provision that comes as close as possible to carrying out the intent and effect of the defective term or provision.

Section 13.7 Further Assurances. The Parties will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement into full effect.

Section 13.8 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the Hong Kong.

Section 13.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The English language text of this Agreement shall prevail over any translation thereof.

Section 13.10 Force Majeure. The failure or delay of any of the Parties to perform any obligation under this Agreement solely by reason of acts of God, acts of government, riots, terrorism, wars, or other similar causes beyond its reasonable control (“Force Majeure”) shall not be deemed to be a breach of this Agreement; PROVIDED, however, THAT the Party so prevented from complying herewith shall not have procured such Force Majeure, shall have used reasonable diligence to avoid such Force Majeure or ameliorate its effects, and shall continue to take all actions reasonably within its power to comply as fully as possible with the terms of this Agreement. Except where the nature of the event shall prevent it from doing so, the Party suffering such Force Majeure shall notify the other Parties in writing promptly after the occurrence such Force Majeure and shall in every insurance, to extent reasonable and lawful under the circumstances, use its best efforts to remove or remedy such event with all reasonable despatch.

Section 13.11 Headings Descriptive. The headings of the several articles and sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 13.12 Integration. This Agreement (including the Exhibits and Schedules hereto, which are incorporated herein and made an integral part hereof) and the other agreements among two or more parties hereof relating to the subject matter hereof constitute the entire and only agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements commitments or understandings, whether written or verbal, that the Parties hereto or thereto may have had with respect to the subject matter thereof.

Schedule 1

Corporate Information of the Company

1.	Name of company	:	Latest New Technology Limited

2.	Company no.	:	412947

3.	Place of incorporation	:	British Virgin Islands

4.	Date of incorporation	:	18 October 2000

5.	Registered address	:	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

6.	Director(s)	:	JIA Xiao Gong
LIAN Wei Zhou

7.	Company secretary	:	Nil

8.	Shareholdings	:	Authorized share capital: US$50,000 divided into 50,000 shares of US$1.00 each Issued share capital: US$10.00 divided into 10 shares of US$1.00 each

			Shareholder(s)	shares
			Bloomwell International Limited	9

			Concentra Holdings Limited	1

10
9.	Subsidiary(ies)	:	Longtop System International Limited Xiamen Longtop System Co., Ltd. Xiamen Longtop Technology Co., Ltd. Xiamen Longtop Information Technology Co., Ltd.

Schedule 2

Corporate Information of the Company’s subsidiaries

Xiamen Longtop System Co., Ltd.

1.	Name of company	:	Xiamen Longtop System Co., Ltd.

2.	Company no.	:	“Qi Du Min Xia Zong Fu Zi No. 06920”

3.	Place of incorporation	:	PRC

4.	Date of incorporation	:	15 July 1996

5.	Form of investment	:	wholly-foreign owned enterprise

6.	Registered address	:	Technology Innovation Park, Siming District, Xiamen, Fujian

7.	Director(s)	:	JIA Xiao Gong LIAN Wei Zhou CHEN Yin Hua

8.	Legal representative	:	JIA Xiao Gong

9.	Registered capital	:	RMB15,000,000 (to be paid) Registered owner: Latest New Technology Limited

10.	Subsidiary(ies)	:	Xiamen Longtop Technology Co., Ltd. Xianmen Longtop Information Technology Co., Ltd.

Xiamen Longtop Information Technology Co., Ltd.

1.	Name of company	:	Xiamen Longtop Information Technology Co., Ltd.

2.	Company no.	:	3502001600045

3.	Place of incorporation	:	PRC

4.	Date of incorporation	:	14 October 2004

5.	Form of investment	:	limited liability company

6.	Registered address	:	1F-W, Technology Service Building, Software Park, Torch Hi-Tech District, Xiamen

7.	Director(s)	:	LIAN Wei Zhou

8.	Legal representative	:	LIAN Wei Zhou

9.	Registered capital	:	RMB5,000,000 (fully paid up)

			Registered owner	Shareholdings (%)
			Longtop System	95
			Longtop Technology	5

100

10.	Subsidiary(ies)	:	Nil

Xiamen Longtop Technology Co., Ltd.

1.	Name of company	:	Xiamen Longtop Technology Co., Ltd.

2.	Company no.	:	3502001005304

3.	Place of incorporation	:	PRC

4.	Date of incorporation	:	28 November 1996

5.	Form of investment	:	limited liability company

6.	Registered address	:	Room A-201, Jianye Building, No.28, Hubin North Road, Kaiyuan District.

7.	Director(s)	:	LIAN Wei Zhou

8.	Legal representative	:	LIAN Wei Zhou

9.	Registered capital	:	RMB2,500,000 (fully paid up)

			Registered owner	Shareholdings (%)
			Longtop System	95
			Yinhua Chen	4
			Haiping Jiang	1

100

10.	Subsidiary(ies)	:	Nil

Longtop System International Limited

1.	Name of company	:	Longtop System International Limited

2.	Company no.	:	905453

3.	Place of incorporation	:	Hong Kong

4.	Date of incorporation	:	8 June 2004

5.	Registered address	:	Flat C, 6/F., Block 8, City Garden, 233 Electric Road, North Point, Hong Kong

6.	Director(s)	:	JIA Xiao Gong
LIAN Wei Zhou,

7.	Company secretary	:	M-Bo Secretarial Services Limited

8.	Shareholdings	:	Authorized share capital: HK$10,000 divided into 10,000 shares of HK$1.00 each Issued share capital: HK$10,000 divided into 10,000 shares of HK$1.00 each

			Shareholder(s)	shares
			Latest New Technology Limited	10,000

9.	Subsidiary(ies)	:	Nil

Schedule 3

Corporate Structures of the Group

Part A

Corporate structure of the Group immediately prior to the Subscription:

Part B

Final Structure of the Group upon completion of the Subscription:

Part C

Corporate structure of the Group upon completion of the conversion of Longtop Technology into a wholly-owned subsidiary of the Company:

Schedule 4

Warranties in relation to the Group

Subject to the matters referred to herein, each of the Guarantors, Bloomwell, Concentra and the Company represents and warrants and undertakes to the Subscriber that all representations and statements of fact set out in this Schedule 4 or otherwise contained in this Agreement are and will be according to the best of knowledge and belief of the Guarantors true and accurate in all respects as at the date hereof and at all times up to and as at the Closing Date.

In this Schedule, save to the extent the context otherwise requires, each reference to the “Company” shall be construed as a reference to each Group Company individually and each representation, warranty or undertaking shall be deemed to have been given in respect of each Group Company.

1.	General Information, Powers of the Company and the Guarantors and the Group Structure

(A)	Each of the Company and the Guarantors has full power to enter into this Agreement and to exercise its rights and perform its obligations hereunder and (where relevant) all corporate and other actions required to authorize its execution of this Agreement and its performance of its obligations hereunder have been duly taken and this Agreement will, when executed by the Company and the Guarantors, be a legal, valid and binding agreement on them and enforceable in accordance with the terms hereof.

(B)	The execution, delivery and performance of this Agreement by the Company and the Guarantors does not and will not violate in any material respect any provision of (i) any law or regulation or any order or decree of any governmental authority, agency or court of Hong Kong or anywhere else or any part thereof prevailing as at the date of this Agreement and as at Closing; or (ii) any mortgage, contract, trust or other undertaking or instrument to which any of the Company and the Guarantors is a party or which is binding upon any of them or any of their assets, and does not and will not result in the creation or imposition of any encumbrance on any of their assets pursuant to the provisions of any such mortgage, contract or other undertaking or instrument.

(C)	No consent of or filing or registration with or other requirement of any governmental department authority or agency in Hong Kong or anywhere else or any part thereof is required by the Company and/or the Guarantors in relation to the valid execution, delivery or performance of this Agreement (or to ensure the validity or enforceability thereof).

(D)	The information set out in Schedule 1 and Schedule 2 of this Agreement is true, accurate and complete.

(E)

The issued share capital or other ownership interest having ordinary voting power to elect directors, managers or trustees of each of the members of the Group which is owned by a Group Company is free from any liens, charges, encumbrances, claims, equities, pre-emptive rights and third party rights of whatsoever nature and together with all its rights and entitlements attaching thereto. No member of the Group has any type or class of securities or other ownership interest in issue which is different from the type or class of securities or other ownership interest held by a relevant Group Company. No member of the Group has agreed to issue or allot any securities or other ownership interest.

(F)	Longtop System, Longtop Technology, Longtop Information Technology and Longtop System International Limited comprise all Subsidiaries (whether direct or indirect) of the Company.

(G)	Save and except for the subscription of the shares of Longtop System International Limited and the acquisition of Longtop System, the Company has not conducted any business activities, operations or transactions of any kind since its date of incorporation. Save and except for the subsidiaries referred to in Paragraph 1(F) above, the Company owns no subsidiaries or associated companies and has no assets of any kind. The Company has no direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by GAAP to be set out in a financial statement.

(H)	The information set out in the Recitals to this Agreement is complete and accurate in all respects.

2.	Compliance with Legal Requirements

(A)	The Company has duly and properly complied with all material filing and registration requirements in respect of corporate or other documents imposed under the relevant laws of the jurisdiction in which it was incorporated.

(B)	The statutory books and minutes books of the Company have been properly written up in all material respects and compliance has been made with all material legal requirements concerning the Company and all issues of shares, debentures or other securities thereof.

(C)	The register of members/shareholders of the Company is correct and the Company has not received any application or request for rectification of its register of members/shareholders and, so far as the Company is aware, no circumstances which might lead to any such application or request for rectification of such register to be made have arisen or occurred.

(D)	The Company has complied with all relevant legislation in all material respects and obtained and complied with all necessary and material consents required to carry on its business in Hong Kong and the PRC, including (but without limitation) legislation relating to companies and securities, real property, taxation and prevention of corruption and have complied with all legal requirements in relation to any material transactions to which it is or has been a party prior to Closing.

3.	Shares and Options

(A)	There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security, encumbrance or third party rights on, over or affecting any part of the unissued share capital or loan capital of the Company or over any part of the issued or unissued share capital or loan capital of any Group Company and there is no agreement or commitment to give or create any of the foregoing and no claim has been made by any person to be entitled to any of the foregoing which has not been waived in its entirety or satisfied in full.

(B)	There is no agreement or commitment outstanding which calls for the allotment of or issue or accords to any person the right to call for the allotment or issue of any shares in or securities or debentures of any Group Company.

4.	Corporate Matters

(A)	The minutes books of directors’ meetings and of shareholders’ meetings respectively contain substantially full and accurate records of all resolutions passed by the directors and the shareholders respectively of each Group Company and no material resolutions have been passed by either the directors or the shareholders of the relevant Group Company which are not recorded in the relevant minutes books.

(B)	All charges in favour of or created by any Group Company have (if appropriate) been registered in accordance with the provisions of the applicable legislation and regulations and at the relevant registries and authorities.

(C)	All title deeds relating to the land owned by the Company and documents necessary to prove their respective titles and the titles of other material assets of the Company and each Group Company, and an executed copy of each of the agreements which are material to the Group’s operation and to which any Group Company is a party, and the original copies of all other documents which are material to the Group and which are owned by, or which ought to be in the possession of, any Group Company are in their possession, custody or control (save in relation to any asset which are subject to mortgages, charges, liens and encumbrances as are described therein).

5.	Accounts

(A)	The Accounts:

(i)	were prepared in accordance with applicable laws at the time they were prepared and, save as disclosed in the Accounts therein, on a consistent basis with the audited consolidated financial statements of the Group for each of the two financial years ended the Accounts Date (the “Previous Accounts”);

(ii)	are true and accurate, correctly make or include adequate provision for any bad and doubtful debts and all established liabilities (including dividends or other distributions), make proper and adequate provision for all deferred, disputed or contingent liabilities (whether liquidated or unliquidated) and all capital commitments of the Group as at the Accounts Date and the reserves and provisions (if any) made therein for all taxation relating to any period on or before the Accounts Date are proper and adequate;

(iii)	give a true and fair view of the state of affairs and financial and trading positions of the Group at the Accounts Date and of the Group’s results for the financial period ended on that date;

(iv)	correctly include all the material assets of the Group as at the Accounts Date and the rate of depreciation adopted therein is appropriate for each of the fixed assets of the Group to be written down to nil by the end of their estimated lives;

(v)	slow-moving stock has been written down appropriately and unrecoverable work in progress and redundant and obsolete stock have been wholly written off and the value attributed to the remaining stock did not exceed the lower of cost and net realisable book value as at the Accounts Date;

(vi)	save as disclosed in the Previous Accounts, the method of valuing stock and work in progress adopted in the Accounts and the basis of depreciation adopted in respect of fixed assets are the same as those adopted in the Previous Accounts;

(vii)	are not adversely affected by any unusual, exceptional, extraordinary or non-recurring items which are not disclosed in the Accounts; and

(viii)	contain adequate provision for the diminution in value of the Group’s properties.

(B)	Since the Accounts Date and save as Disclosed:

(i)	none of the Group Companies has entered into any material contracts or commitments binding on it (other than contracts entered into in the ordinary course of its business) and there has not been any acquisition or disposal by any Group Company of material fixed or capital assets or any agreement to effect the same;

(ii)	there has not been any creation of liabilities by any Group Company (other than in the ordinary course of its business);

(iii)	no event has occurred as regards any Group Company which would entitle any third party to terminate any material contract or any material benefit enjoyed by such Group Company or call in any material amount of money before the normal due date therefor or indebtedness;

(iv)	save as Disclosed, none of the Group Companies has created any mortgage or charge on the whole or any part of its material assets;

(v)	save as Disclosed and except from bankers in the ordinary course of its day to day trading operation, none of the Group Companies has borrowed or increased any secured liability;

(vi)	the business of each Group Company (including the Business) has been carried on in the ordinary and usual course and in the same manner (including nature and scope) as in the past; no fixed asset or stock has been written up nor any material debt written off, and no unusual or abnormal contract has been entered into by any Group Company;

(vii)	no part of the Business has been affected by any abnormal factor in any material respect;

(ix)	each Group Company has been paying its creditors in respect of all of its debts which have become due and payable in its ordinary course of business and in accordance with the normal trading practice generally accepted in the markets in which such Group Company carries on its business; and

(x)	there is no change to the liability and / or indebtedness owning by each of the Subsidiaries to the Company.

(C)	Since the Accounts Date, no dividend has been declared or paid or other distributions of capital made in respect of any share capital of each Group Company save for distribution to wholly-owned subsidiaries of the Company or to the Company.

(D)	To the best of the knowledge and belief of the Guarantors, there has been no material adverse change of the Group as a whole since the Accounts Date.

6.	Business

(A)	The Business comprises all of the interests in the business of the distribution of hardware and software, system integration, software development and maintenance, the provision of consultancy services, ATM ownerships, sales, operation and maintenance in which any of the Guarantors has an interest, whether directly and indirectly.

(B)	To the best of knowledge and belief of the Guarantors, each Group Company carries on its business intra vires, solely under its corporate name, without infringement of any proprietary right or proprietary interest of any other person, without liability to pay any royalty or similar sum and such business and activities not in material breach of any legislation, regulation or third party rights in Hong Kong, PRC or elsewhere.

(C)	In respect of the Business:

(i)	there are requisite corporate powers in respect thereof, all applicable material legislation, rules and regulations in Hong Kong, PRC or elsewhere have been complied with and observed, and there have been no breach or contravention of the same;

(ii)	all material qualifications, registrations, licences, knowhow or other approvals necessary for the proper conduct of business in Hong Kong, PRC or otherwise have been obtained and maintained and no event or omission has occurred whereby any of the same or the renewal thereof is or likely to be thereby adversely affected, suspended or revoked;

(iii)	to the best of the knowledge and belief of the Guarantors the said businesses and all such material qualifications, registrations, licences and other approvals may continue to be carried on and held by the Group after and notwithstanding Closing; and

(iv)	the carrying on of such business in no way contravenes or infringes any third party intellectual property rights including but not limited to patents, industrial designs, copyrights and trademarks.

(D)	To the best of knowledge and belief of the Guarantors, each of the consents referred to in paragraph (C) is valid and in force, no Group Company is in breach of any material terms of any such consent (including breach of any requirement relating to such consent to make returns or reports or supply information) and there are no circumstances (including the allotment and issuance of the New Shares) which are known, or would on reasonable enquiry be known, to the Guarantors and which might invalidate any such consent or render it liable to forfeiture or modification or (in the case of a renewable consent) affect its renewal.

(E)	To the best of knowledge and belief of the Guarantors, no Group Company has given any representation, warranty or other term (whether express or implied) in respect of any of its services or end-products (save as required under laws); and it has no material outstanding liability (including a contingent liability by virtue of the terms on which the end-products or services were sold) in respect of any such end-products or services or its maintenance or replacement.

(F)	To the best of knowledge and belief of the Guarantors, no Group Company has (except for the purpose of carrying on its business in the ordinary course and subject to an obligation of confidentiality) disclosed, or agreed to disclose, or authorized the disclosure of, any of its lists of suppliers or customers, trade secrets or confidential information concerning its business, all of which are fully and properly recorded in writing or other appropriate form and are not incorrect, incomplete or inappropriate in any way.

(G)	The business of each Group Company is managed exclusively by its officers and employees, and no person has authority to bind a Group Company other than its officers and employees acting in the ordinary and ostensible course of their duties.

(H)	No subsidiary of the Company, is, or has agreed to become, a member of any partnership, joint venture or consortium (whether incorporated or not incorporated).

7.	Financial Matters

No member of the Group has any material capital commitment or is engaged in any scheme or project requiring the expenditure of capital of a significant amount.

8.	Assets

(A)	To the best of knowledge and belief of the Guarantors, the assets included in the Accounts or acquired since the Accounts Date are in reasonably good and safe condition and in working order (fair wear and tear excepted) in all material respects and have been regularly and properly maintained and without prejudice to the generality of the foregoing no Group Company has manufactured, sold or supplied any product of a product line which is material in the context of the Business as a whole, which does not comply with all applicable laws and regulations in all material respects or which is defective or dangerous or not in accordance with any representations, warranty or other term (express or implied) given in respect of such products;

(B)	Save as Disclosed, the assets included in the Accounts or acquired since the Accounts Date and all assets owned by each Group Company:

(i)	are legally and beneficially owned by that Group Company free from any mortgage, charge, lien or similar encumbrance any hire-purchase agreement or agreement for payment on deferred terms or bills of sale or lien, charge or other encumbrance;

(ii)	are in the possession or under the control of that Group Company; and

(iii)	comprise all the assets, property and rights which that Group Company owns or which it uses or requires for the purpose of carrying on its business.

(C)	To the best of knowledge and belief of the Guarantors, all stock of each Group Company is in good condition and capable of being used or sold by it in the ordinary course of trading.

(D)	The amount of all debts owing to each Group Company (less the amount of any provision or reserve for bad and doubtful debts included in the Accounts) will be substantially recoverable in the ordinary course and no debt is owing to a Group Company by any of the Guarantors.

(E)	Save as Disclosed, no Group Company owns, or has agreed to acquire, any shares or debentures in any other undertaking (other than shares in another Group Company and/or Associated Company) or any other securities.

(F)	So far as the Guarantors and the Company are aware, each Group Company has done everything prudent (whether by way of giving notice, registration, filing or otherwise), required or permitted to be done by it for the protection of its title to, or for the enforcement or the preservation of any order of priority of its title to, any property or rights (including the benefit of any debt, mortgage or charge) owned by it.

(G)	To the best of knowledge and belief of the Guarantors, all records or other documents recording or evidencing any material contract, licence, consent or other right of each Group Company or required for the exercise of any such right are in the possession or under the exclusive control of that Group Company.

9.	Insurance

(A)	To the best of knowledge and belief of the Guarantors, each Group Company has effected all insurances required by law to be effected by it (including public liability insurance) and which ought reasonably to have been effected over its business (including the Business) and material assets for a substantial part of its value and covering third party liability of each Group Company having taken into account the nature of the business of the relevant Group Company, the place in which it carries on business of the Group as a whole.

(B)	To the best of knowledge and belief of the Guarantors, all premiums due on the said policies have been paid, all the conditions of the said policies have been performed and observed in all respects in each place in which the Group carries on business, and nothing has been done or has been omitted to be done whereby any of the said policies has or may become void or voidable.

(C)	No material claim is outstanding either by the insurer or the insured under any of the said policies and no material claim against any Group Company by any third party is outstanding in respect of any risk covered by any of the policies or by any policy previously held by any Group Company.

(D)	Neither the Company nor any of the Guarantors is aware of any circumstances which would or might entitle any Group Company to make a material claim under any of the said policies or which would or might be required under any of the said policies to be notified to the insurers.

10.	Taxation

(A)	Each Group Company has complied with all relevant legal requirements relating to registration or notification for Taxation purposes in all material respects.

(B)	Each Group Company has:

(i)	paid all Taxation (if any) due to be paid as at the Closing Date; and

(ii)	taken all necessary steps to obtain any repayment of or Relief from Taxation available to it.

(C)	The returns for Taxation purposes which ought to have been made by or in respect of each of the Group Companies in Hong Kong, in so far as the Guarantors are aware in, any other part of the world, have been duly made and all such returns are up to date, correct and on a proper basis and are not the subject of any material dispute with the relevant Taxation, revenue or other appropriate authorities.

(D)	The provisions (if any) included in the Accounts are adequate to cover all Taxation in respect of all periods ending on or before the Accounts Date (as the case may be) for which any Group Company was then or might at any time thereafter become or have become liable.

(E)	None of the Group Companies is in dispute with any Taxation or revenue authority and, so far as the Guarantors are aware, no such dispute is pending or threatened.

(F) (i)	There is no liability for Tax in relation to any member of the Group which arises in consequence of an event occurring on or before the Closing Date whether or not the Tax is chargeable against or attributable to any other person;

(ii)	There is no liability for tax in relation to any member of the Group which arises in consequence of a series of related Events only the first or some of which have taken place on or before the Closing Date whether or not the tax is chargeable against or attributable to any other person but only to the extent that the liability for Tax is attributable to such Event or Events occurring on or before the Closing Date;

(iii)	There is no liability for Tax in relation to any member of the Group which would have been saved but for the loss, reduction, modification or cancellation of some Relief in consequence of an Event occurring on or before the Closing Date where the availability of the Relief has been shown as an asset in, or referred to in the notes to, the Accounts of the relevant member of the Group or has been taken into account in computing (and so reducing) any provision (whether for deferred Tax or otherwise) which appears in the Accounts of the relevant member of the Group or has resulted in no provision for deferred Tax being shown in the Accounts of the relevant member of the Group Provided that any Tax which would have been repaid but for the loss, reduction, set-off or cancellation of any right to repayment of the Tax in consequence of an Event occurring on or before the Closing Date is for the purposes of this paragraph 10(F)(iii) deemed to be Tax for which the relevant member of the Group is liable and which arises in consequence of the Event.

(iv)	There is no liability for Tax in relation to any member of the Group which would have arisen in consequence of an Event occurring on or before the Closing Date and which is not and will not be payable in consequence of the utilization or set-off of some Relief, where the Relief arises in respect of an Event occurring after the Closing Date; and

(v)	There is no liability to pay an amount in respect of Tax in relation to any member of the Group under an indemnity, guarantee, mortgage or charge created on or before the Closing Date.

(G)	Paragraph 10(F) does not apply to any liability to the extent that:

(i)	a specific provision has been made for such Tax in the Accounts of the relevant member of the Group, to the extent that such liability for Tax has been discharged by the relevant member of the Group;

(ii)	the liability arises as a result only of a provision or reserve in respect of the liability made in the Accounts of the relevant member of the Group being insufficient by reason of any increase in rates of Tax announced after the Closing Date with retrospective effect;

(iii)	the liability arises in consequence of an Event which has occurred since the Accounts Date in the ordinary course of business of the relevant member of the Group or which have been Disclosed;

(iv)	the liability arises as a result of legislation which comes into force after the Closing Date and which is retrospective in effect; and

(v)	the liability would not have arisen but for a voluntary act, omission or transaction after the Closing Date on the part of any member of the Group which could reasonably have been avoided or carried out and which was not in the ordinary course of business.

11.	Material Transactions

(A)	Save as Disclosed, since the Accounts Date none of the Group Companies has:-

(i)	borrowed or lent any money in excess of HK$10,000,000 in the aggregate which has not been repaid or increased any liability (whether or not secured) in excess of HK$10,000,000 in the aggregate or incurred or entered into any other liability, transaction or contract in excess of HK$8,000,000 in the aggregate;

(ii)	issued or repaid or agreed to issue or repay any share or loan capital;

(iii)	with respect to the Company only, declared, made or paid any dividends or made any other distribution out of profits, reserves or capital and no loans or loan capital has been repaid in whole or in part; or

(iv)	issued any guarantee or indemnity or granted any security on behalf of any person or company, other than for securing obligation of the Group Company.

(B)	Since the Accounts Date, to the best of knowledge and belief of the Guarantors, none of the assets of any Group Company has been depleted by any unlawful act on the part of any person and there has been no material adverse change in the business, of any Group Company.

12.	Employment Arrangements

(A)	All contracts of service to which any Group Company is a party can be terminated by it without payment of compensation by not more than three months’ notice or less without compensation (other than compensation required to be paid in accordance with the Employment Ordinance, Chapter 57 of the Laws of Hong Kong) or the relevant legislation.

(B)	Particulars of all loans, if any, to director of any Group Company have been Disclosed.

(C)	None of the Group Companies is under any obligation (whether actual or contingent and whether or not disputed by the relevant Group Company) to any former employee earning more than HK$25,000 per month whether for breach of any contract of service, for compensation for wrongful dismissal or for unfair dismissal or for payment of any salaries, wages, pensions, gratuities, severance pay, long service payment, bonuses or otherwise howsoever or whatsoever and no tax, levy, contribution or payment in respect of any former employee earning more than HK$25,000 per month whether to any governmental authority, pension fund, scheme or trust or otherwise howsoever or whatsoever is outstanding or disputed.

(D)	All salaries and wages due to the officers and employees of each Group Company for any period before the date of this Agreement have been paid or accrued in the financial statements of the Group Company in full.

13.	Loans

(A)	Save as Disclosed and to the best of knowledge and belief of the Guarantors, in relation to all debentures, acceptance credits, overdrafts, loans or other financial facilities outstanding or available to the Group (referred to in this paragraph as “facilities”):

(i)	details of all facilities have been Disclosed to the Subscriber;

(ii)	there has been no contravention of, or non-compliance with, any material provision of any of the facilities;

(iii)	no steps for the early repayment of any indebtedness thereunder have been taken or threatened;

(iv)	there have not been, nor are there, any circumstances whereby the continuation of any of the material facilities might be prejudiced, or which may give rise to any alteration in terms and conditions of any of the material facilities;

(v)	none of the facilities is dependent on the guarantee or indemnity of, or any security provided by, a third party; and

(vi)	none of the facilities will or might be terminated or mature prior to its stated maturity as a result of the execution of this Agreement or any transactions contemplated therein.

(B)	There are no material loans made to any Group Company which are outstanding except as shown in the Accounts.

(C)	None of the Group Companies has factored any of its debts or engaged in any financing of a type which would not require to be shown or reflected in its Accounts.

(D)	Save as shown in the Accounts and save as disclosed herein, none of the Group Companies has outstanding any mortgages, charges, debentures or other loan capital or bank overdrafts, loans or other similar indebtedness, financial facilities, finance leases or hire purchase commitments or any guarantees or other material contingent liabilities.

(E)	The total amount borrowed by each Group Company (as determined in accordance with the provisions of the relevant instrument or document) does not exceed any limitation on its borrowing powers contained in its articles of association or equivalent constitutional document, or in any debenture or other deed or document binding upon it.

(F)	No material outstanding indebtedness of any Group Company has become payable by reason of default by the Group Company and no event of default has occurred or is pending which with the lapse of time or the fulfillment of any condition or the giving of notice may result in any such indebtedness becoming so payable prior to maturity.

14.	Litigation

Save as Disclosed, no Group Company is a party to any material litigation, arbitration or prosecutions or to any other legal or contractual proceedings or hearings before any statutory, regulatory or governmental body, department, board or agency or to any material disputes or to or the subject of any investigation by any authority in the place where the business of the Group Company is conducted and no material litigation, arbitration, prosecution or other legal or contractual proceedings or investigations are threatened or pending either by or against any Group Company and there are no facts or circumstances, subsisting which might give rise to any such proceeding, investigation, hearing or to any dispute or to any payment and there are no unfulfilled or unsatisfied judgment or court orders against the Group Company.

15.	Contracts and Commitments

(A)	Since the Accounts Date each Group Company has carried on its business in the ordinary and normal course and, save as mentioned in or as contemplated by this Agreement, no Group Company has entered into any transaction or incurred any material liabilities except in the ordinary course of its day-to-day business on normal commercial terms and on an arm’s length basis for full value.

(B)	Save as Disclosed, no Group Company has received any formal or informal notice to repay under any agreement relating to any borrowing (or indebtedness in the nature of borrowing) which is repayable on demand.

(C)	No Group Company is under any obligation, or party to any contract, which cannot readily be fulfilled or performed by it on time and without undue or unusual expenditure of money or effort and which has a material adverse effect.

(D)	No party to any agreement or arrangement with or under an obligation to any Group Company is in default under it, being a default which would be material in the context of such Group Company’s financial or trading position and there are no circumstances likely to give rise to such a default.

(E)	Save as Disclosed, no Group Company is:

(i)	in default under any material agreement or obligation to which it is party or in respect of any other obligations or restrictions binding upon it;

(ii)	liable in respect of any representation or warranty (whether express or implied) which has a material adverse effect.

(F)	In respect of each Group Company, there are no outstanding contracts, engagements or liabilities, whether quantified or disputed, save for (i) as shown in the Accounts or (ii) entered into in the ordinary course of each Group Company’s day to day business operations on normal commercial terms.

(G)	With respect to each of the Group Companies, there are no:

(i)	contractual arrangements between the Company and any party which will or may be legally terminated as a result of the execution or completion of this Agreement; or

(ii)	other than contained in the banking facilities documents, powers of attorney which are still outstanding or effective to or in favour of any person to enter into any contract or commitment or to do anything on its behalf other than in the ordinary course of business; or

(iii)	except agreements between intra group companies, material agreements or arrangements entered into by it otherwise than by way of bargain at arm’s length; or

(iv)	contracts which are unusual or of a long-term nature or involving or which may involve obligations on it of a nature or magnitude calling for special mention or which cannot be fulfilled or performed on time or without undue or unusual expenditure of money or effort; or

(v)	contracts or arrangements between itself and the parties hereto or their associates other than contracts in the ordinary course of their day to day trading operations on normal commercial terms.

(H)	No agreement or arrangement to which any Group Company is a party is, is required or, following the execution and completion of this Agreement, will be required to be registered with any authority or governmental agency.

16.	Intellectual Property

(A)	The Intellectual Property Rights comprise all the intellectual property rights used or required for the purposes of the business of the Group which are material in the context of the Group’s business and all of the same are valid, in full force and effect, registered (where applicable) in the name of the relevant Group Company or the relevant licensor, not subject to renewal or re-registration within three months of the date hereof, and in the sole legal and beneficial ownership or the subject of valid licences held by the relevant Group Company.

(B)	The carrying of the material business of the Group in the ordinary and usual course as at present will not infringe any Intellectual Property Rights of any third party or give rise to any commission, royalty or like fee of a material amount or require any Consent to be obtained which is material in the context of the Group’s business.

(C)	All fees for the grant or renewal of the Intellectual Property Rights of or used in the Group’s business and which rights are material to the Group have been paid on demand or will be paid in due course and no circumstances exist which might lead to the cancellation, forfeiture or modification of any such Intellectual Property Rights or to the termination of or any claim for damages under any licence of Intellectual Property Rights to the relevant Group Company.

17.	Insolvency

(A)	Save as Disclosed, no order has been made or resolution passed for the winding up of a Group Company and there is not outstanding:

(i)	any petition or order for the winding up of a Group Company;

(ii)	any receivership of the whole or any part of the undertaking or assets of a Group Company;

(iii)	any petition or order for the administration of a Group Company; or

(iv)	any voluntary arrangement between a Group Company and any of its creditors.

(B)	To the best of knowledge and belief of the Guarantors, there are no circumstances which are known, or would on reasonable enquiry be known, to the Guarantors and which would entitle any person to present a petition for the winding up or administration of a Group Company or to appoint a receiver of the whole or any part of its undertaking or assets.

(C)	To the best of knowledge and belief of the Guarantors, no distress, execution or other process has been levied against any Group Company or action taken to repossess goods in the possession of any Group Company.

(D)	No floating charge created by any Group Company has crystallized and there are no circumstances likely to cause such a floating charge to crystallize.

(E)	Save as Disclosed, to the best of knowledge and belief of the Guarantors, none of Group Companies is or has been a party to any material transaction which may be avoided in a winding up.

18.	Miscellaneous

(A)	All representations warranties and undertakings contained in the foregoing provisions of this Schedule shall be deemed to be repeated on each day up to and including the Closing Date and to relate to the facts then existing.

(B)	So far as the Guarantors and the Company are aware, each of the Group Companies has neither itself nor vicariously:

(i)	committed any breach of any statutory provision, order, bye-law or regulation binding upon it or of any provision of its memorandum of association or articles of association or bye-laws as of any trust deed, agreement or licence to which it is party or of any covenant, mortgage, charge or debenture given by it;

(ii)	entered into any transaction is still executory and which is or may be unenforceable by reason of the transaction being voidable at the instance of any other party or ultra vires, void or illegal; or

(iii)	omitted to do anything required or permitted to be done by it necessary for the protection of its respective title to or for the enforcement or the preservation of any order or priority of any properties or rights owned by it.

(C)	All information contained in this Agreement was when given true and accurate in all material respects and there is no fact or matter which has not been Disclosed, which may render any such information or documents untrue, inaccurate or misleading in any material respects at the date of this Agreement or which if Disclosed might reasonably be expected to influence adversely the Subscriber’s decision to subscribe for the New Shares on the terms of this Agreement.

(D)	All matters Disclosed are true, complete and accurate in all material respects.

Schedule 5

Long Term Borrowings

Operating cost for Post Doctoral Work Station

863 Plan

Foreign Exchange Accounting Technology of the District

Foreign Exchange Accounting of Xiamen Harbor’s Street Committee

Network system of Foreign Exchange Acconting

Focus on research – Financial business platform

Municipal Enterprise Technology Centre

Database Decision making Support System

Three cost items of technology (Torch Plan)

EXECUTION PAGE

IN WITNESS whereof, the parties hereto have duly executed this Agreement the day and year first above written.

SIGNED by	)
Paul Steven Wolansky	)
its director	)	/s/ Paul Wolansky
for and on behalf of CATHAY	)
ITFINANCIAL SERVICES	)
LIMITED	)
in the presence of:

/s/ Cornelia Wai Chim Chu Solicitor, Hong Kong SAR Stevenson, Wong & Co.

SIGNED by	)
/s/ Xiaogong Jia	)
its director	)	/s/ Xiaogong Jia
for and on behalf of LATEST NEW	)
TECHNOLOGY LIMITED	)
its director	)
in the presence of:

/s/ Paul Wong

SIGNED by	)
/s/ Xiaogong Jia	)
its director	)	/s/ Xiaogong Jia
for and on behalf of BLOOMWELL	)
INTERNATIONAL LIMITED	)
its director	)
in the presence of:

/s/ Paul Wong

SIGNED by	)
/s/ Weizhou Lian	)
its director	)	/s/ Weizhou Lian
for and on behalf of CONCENTRA	)
HOLDINGS LIMITED	)
its director	)
in the presence of:

/s/ Paul Wong

SIGNED SEALED and	)
DELIVERED by JIA XIAO GONG	)
in the presence of:	)	/s/ Xiaogong Jia
)
/s/ Paul Wong	)
)

SIGNED SEALED and	)
DELIVERED by LIAN WEI ZHOU	)
	)	/s/ Weizhou Lian
in the presence of:	)
)
/s/ Paul Wong

SIGNED by	)
/s/ Paul Steven Wolansky	)
its authorized signatory	)	/s/ Paul Wolansky
for and on behalf of CATHAY	)
CAPITAL HOLDINGS, L.P.	)
in the presence of:

/s/ Cornelia Wai Chim Chu Solicitor, Hong Kong SAR Stevenson, Wong & Co.

Exhibit 1

Accounts

Exhibit 2

Deed of Taxation Indemnity

Executive Copy

DATED THE 30TH DAY OF NOVEMBER 2004

(1)	KA HUI KUNG and LIN WAI CHAU

and

(2)	BLOOMWELL INTERNATIONAL LIMITED

and

(3)	CONCENTRA HOLDINGS LIMITED

and

(4)	LATEST NEW TECHNOLOGY LIMITED

and

(5)	CATHAY ITFINANCIAL SERVICES LIMITED

DEED OF INDEMNITY

STEVENSON, WONG & CO.

Solicitors & Notaries

Room 2002-9, 20th Floor

Edinburgh Tower, The Landmark,

15 Queen’s Road Central

Hong Kong

DEED OF INDEMNITY

THIS DEED is made the 30th day of November 2004.

BETWEEN:-

(1)	KA HIU KUNG, holder of PRC identity card no.35010249096039, of 503 No.514 Changqing Road, Xiamen, Fujian, PRC) and LIN WAI CHAU, holder of PRC identity card no.350204196411225014, of 105 No.524 Changqing Road, Xiamen, Fujian, PRC (the “Guarantors”, and each a “Guarantor”);

(2)	BLOOMWELL INTERNATIONAL LIMITED, a company incorporated under the laws of the British Virgin Islands (IBC No. 573554) whose registered office is situate at OMC Chambers, P.O. Box 3152, Road Town, Tortola, British Virgin Islands (“Bloomwell”);

(3)	CONCENTRA HOLDINGS LIMITED, a company incorporated under the laws of the British Virgin Islands (IBC No. 590461) whose registered office is situate at OMC Chambers, P.O. Box 3152, Road Town, Tortola, British Virgin Islands (“Concentra”);

(4)	LATEST NEW TECHNOLOGY LIMITED. a company incorporated under the laws of the British Virgin Islands (IBC No. 412947) whose registered office is situate at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Company”); and

(5)	CATHAY ITFINANCIAL SERVICES LIMITED, a company incorporated under the laws of the British Virgin Island (IBC No. 617927) whose registered office is situate at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Subscriber”);

WHEREAS:

(A)	By a subscription and shareholders agreement (the “Agreement”) dated 5 November 2004 made between the Subscriber, the Company, Bloomwell, Concentra and the Guarantors, the Subscriber has agreed to subscribe a certain number of new shares of the Company representing 25% of the entire issued share capital of the Company as enlarged by the subscription subject to the terms and conditions therein contained.

(B)	It is a condition of the Agreement that each of Bloomwell, Concentra and the Guarantors shall execute and deliver to the Subscriber this Deed.

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NOW THIS DEED WITNESSES as follows:-

1.	INTERPRETATION

1.1	In this Deed, unless the context requires otherwise:

(a)	Words and expressions and other rules of interpretation defined, used or set out in the Agreement shall have the same meanings and application in this Deed.

“Claim”	includes but not limited to any notice, demand, assessment, letter notice or other document issued or action taken by the Inland Revenue Department/Tax Bureau (as the case may be) or other statutory or governmental authority in Hong Kong or in China or in any other part of the world whereby the Company is or may be placed or is sought to be placed under a liability to make a payment of any form of Taxation or deprived of any Relief which Relief would, but for the Claim, have been available to the Company.

“Event”	any event, act, transaction or omission and without limitation the receipt or accrual of any income or gains or any distributions, failure to distribute, acquisition, disposal, transfer, payment, loan or advance and reference to an Event on or before the Closing Date shall be deemed to include any commitment entered into on or before the Closing Date but performance of which (partly or entirely) takes place after the Closing Date.

“Relief”	includes any relief, allowance, exemption, set-off or deduction or credit or right to repayment of Taxation or other relief of a similar nature granted by or pursuant to any legislation, rules, regulations, concessions, or policies concerning or otherwise relating to Taxation.

“Taxation”	includes (i) all forms of taxation, duty, impost, levy, rate or other amount payable to any taxation, revenue, customs or fiscal authorities whenever created or imposed and of any part of the world, including, without limitation, profits tax, provisional profits tax, interest tax, salaries tax, property tax, taxes on income, estate duty, capital duty, stamp duty, payroll tax, rates, customs and excise duties and other similar liabilities; and (ii) all interest, penalties, costs, charges and expenses incidental or relating to the liability to Taxation or the deprivation of any Relief which is the subject of this Deed to the extent that the same is payable or suffered by the Company.

“this Deed”	this deed of indemnity, as originally executed and as amended from time to time.

(b)	references to income or profits or gains earned, accrued or received shall include income or profits or gains deemed to have been or treated as or regarded as earned, accrued or received for the purposes of any legislation;

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(c)	references to a Claim shall include any Claim whether made before or after the date hereof and whether satisfied or unsatisfied at the date hereof and shall also include:-

(i)	the loss of any relief, allowance or credit granted by or pursuant to any legislation or otherwise for taxation purposes which could but for the Claim in question have been available to the Company whether or not the said loss results in any taxation being payable at the time of such loss; and

(ii)	the nullifying or cancellation of a right to repayment of taxation which would have been so available or is at the date hereof assumed by any of the Company or the Subscriber to be available;

and in such a case the amount of taxation which could otherwise have been relieved, allowed or credited by the relief allowance or credit so lost or the amount of repayment which would otherwise have been obtained shall be treated as an amount of taxation for which a liability has arisen; and

(d)	references to the Agreement shall be construed as references to the Agreement as amended or supplemented from time to time.

1.2	The expressions “Company”, “Bloomwell”, “Concentra”, “Guarantors” and “Subscriber” shall, where the context permits, include their respective successors and assigns.

1.3	For the purposes of this Deed and in light of the matters, transactions contemplated under the Agreement, the term “Company” shall mean the Company, Longtop System, Longtop Technology, Longtop Information Technology and Longtop System International Limited.

1.4	All liabilities, undertakings, covenants and other obligations of Bloomwell, Concentra and the Guarantors stated in this Deed shall, unless otherwise stated to the contrary in this Agreement, be joint and several.

2.	INDEMNITY

Each of Bloomwell, Concentra and the Guarantors hereby jointly and severally covenants with the Subscriber and the Company to fully indemnify and keep each of them fully indemnified from and against all damages, liabilities, costs, expenses, claims and proceedings and any depletion in or reduction in value of its or their assets or any increase in its or their liabilities as a result of or in consequence of any of the following matters:

(1)	estate duty (or similar statutory liability in accordance with the then prevailing PRC laws) in respect of the death (whether heretofore or hereafter) of any person whereby a liability in respect of estate duty may fall or has fallen on the Company by reason of any transfer of property or other circumstances or Event occurring prior to or at the Closing Date;

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(2)	the amount of any and all Taxation falling on or payable by the Company arising as a consequence of any Event, occurring prior to or at the Closing Date; and

(3)	for Taxation which would have been saved but for the loss, reduction, modification or cancellation of some Relief in relation to an Event occurring or omitted on or before the Closing Date.

3.	SUBORDINATION

The parties hereby agree in the event Bloomwell, Concentra and/or any of the Guarantors shall not be able to fully indemnify the Company and the Subscriber against damages and liabilities which the Company and the Subscriber would be entitled to under this Deed, the parties agree that the Subscriber shall have priority over the Company to receive indemnities, damages from Bloomwell, Concentra and/or any of the Guarantors.

4.	COSTS AND EXPENSES

The indemnities given by this Deed shall cover all costs and expenses (on a full indemnity basis) incurred by the Subscriber or the Company in connection with any Claim, and any penalties, fines or interest payable by the Subscriber or the Company relating to any Claim for which Bloomwell, Concentra and/or any of the Guarantors is liable under this Deed.

5.	REIMBURSEMENT

In the event that any Claim the subject of an indemnity hereunder is or has been discharged (whether by payment or by the loss of any relief, allowance, credit or right to repayment of taxation) or suffered by the Company, the indemnity given hereunder shall take effect as a covenant by Bloomwell, Concentra and the Guarantors to forthwith reimburse the Company for any amount so paid or to compensate the Company for any loss of relief, allowance, credit or right to repayment so suffered.

6.	CONDUCT OF CLAIMS

If the Subscriber becomes aware of a Claim relevant for the purposes of this Deed, it shall as soon as reasonably practicable give notice thereof to each of Bloomwell, Concentra and the Guarantor and shall (subject to the Subscriber and the Company being indemnified to the Subscriber’s satisfaction against any liability, costs, damages or expenses which may be incurred thereby) take such action and procure that the Company shall take such action as Bloomwell, Concentra and the Guarantors may reasonably request to avoid, resist, dispute, defend, compromise or appeal against the Claim, provided that neither the Subscriber nor the Company shall be required to take any steps which would require any admission of guilt or liability relating to matters connected with the Claim in question or which would affect the future conduct of the business of the Subscriber or the Company or affect the rights or reputations of any of them.

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7.	SET-OFF AND DEDUCTIONS

All payments to be made by Bloomwell, Concentra and the Guarantors under this Deed shall be made in full without set-off or counterclaim or any restriction or condition and free and clear of any present or future taxes, duties, charges or other deductions or withholdings of any nature. If any deduction or withholding is required to be made from any such payment Bloomwell, Concentra and the Guarantors shall, together with such payment, pay such additional amount as is necessary to ensure that the recipient receives the full amount due hereunder.

8.	WAIVER AND SEVERABILITY

No failure or delay by the Subscriber or the Company in exercising any right, power or remedy under this Deed shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. If at any time any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Deed shall not be affected or impaired thereby.

9.	NOTICES

All notices or communications required to be served or given pursuant to this Deed:

(1)	shall be in writing and may be sent by facsimile process or prepaid postage or express courier delivery;

(2)	shall be sent to the parties at the address or facsimile number from time to time designated in writing by that party to the others, the initial address and facsimile number being so designated are set out below:-

If to the Guarantors,

Address	:	26th Floor, Bank Center, No.189 Xiahe Road, Xiamen, Fujian, PRC
Fax no.	:	(86) 592 2398222
Attn.	:	Mr.Jia Xiao Gong/Mr.Lian Wei Zhou

If to Bloomwell,

Address	:	Flat C, 6th Floor, Block 8, City Garden, 233 Electric Road, North Point, Hong Kong
Fax no.	:	(852) 28562193
Attn.	:	Mr. LIN Ben Gu

If to Concentra,

Address	:	Flat C, 6th Floor, Block 8, City Garden, 233 Electric Road, North Point, Hong Kong
Fax no.	:	(852) 28562193
Attn.	:	Mr. LIN Ben Gu

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If to the Company,

Address	:	Flat C, 6th Floor, Block 8, City Garden, 233 Electric Road, North Point, Hong Kong
Fax no.	:	(852) 28562193
Attn.	:	Mr. LIN Ben Gu

If to the Subscriber

Address	:	Suite 3101, Bank of America Tower, 12 Harcourt Road, Hong Kong
Fax no.	:	(852) 21475050
Attn.	:	Mr.Paul Wolansky/Mr. Hermann Leung/Ms. Ellen Hui

(3)	shall be deemed to have been duly given or made:

(a)	the Business Day following the date of despatch, if sent by facsimile process;

(b)	within five (5) Business Days after the date of posting, if sent by mail; and

(c)	within three (3) Business Days if delivered by express courier.

10.	ASSIGNMENT

This Deed shall enure to the benefit of and be binding on each party and its personal representatives.

11.	MISCELLANEOUS

11.1	The terms and conditions herein contained constitute the entire agreement between the parties relating to the subject matter hereof and shall supersede all previous communication, oral or written, between the parties with respect to the subject matter hereof.

11.2	Any provision of this Deed prohibited by or is unlawful or unenforceable under any applicable law actually applied by any court of competent jurisdiction shall, to the extent required by such law, be severed from this Deed and rendered ineffective so far as is possible without affecting the legality validity and enforceability of the remaining provisions of this Deed. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by such law to the end that this Deed shall be valid, binding and enforceable in accordance with its terms.

11.3	This Deed may be varied, amended or modified only by agreement under seal of all parties.

11.4	Each of the parties hereto agrees and consents to be bound by this Deed, notwithstanding that any others who were intended to execute or to be bound by this Deed may not do so or be effectually bound hereby, and notwithstanding that this Deed may be invalid or unenforceable against any one or more of the parties hereto for whatever reason.

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12.	GOVERNING LAW AND JURISDICTION

12.1	This Deed shall be governed by and construed in all respects in accordance with the laws of Hong Kong Special Administrative Region of the People’s Republic of China.

12.2	The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong Special Administrative Region of the People’s Republic of China.

7

EXECUTION PAGE

IN WITNESS whereof, the parties hereto have duly executed this Deed the day and year first above written.

SIGNED SEALED and	)
DELIVERED by KA HIU KUNG	)
in the presence of :	)

SIGNED SEALED and	)
DELIVERED by LIN WAI CHAU	)
in the presence of :	)

SEALED with the COMMON SEAL	)
of LATEST NEW TECHNOLOGY	)
LIMITED	)
and signed by	)
, its director	)
in the presence of :	)

SEALED with the COMMON SEAL	)
of BLOOMWELL	)
INTERNATIONAL LIMITED	)
and signed by	)
, its director	)
in the presence of :	)

8

SEALED with the COMMON SEAL	)
of CONCENTRA HOLDINGS	)
LIMITED	)
and signed by	)
, its director	)
in the presence of :	)

SEALED with the COMMON SEAL	)
of CATHAY ITFINANCIAL	)
SERVICES	)
and signed by	)
, its director	)
in the presence of :	)

9